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Exhibit 2.2

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of January 22, 2013, by and between Heron Lake BioEnergy, LLC, a Minnesota limited liability company ("Seller") and Guardian Energy Heron Lake, LLC, a Delaware limited liability company ("Buyer").

BACKGROUND

        This Agreement contemplates a transaction in which Seller would sell to Buyer, and Buyer would purchase from Seller, substantially all of the assets of Seller (and assume certain liabilities) pursuant to the terms and conditions as set forth herein (the "Transaction").

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings set forth below:

        "Acquired Assets" means all right, title and interest in and to all of the assets of Seller related to the ownership and operation of the Facility or otherwise used in connection with or held for the benefit of the operation of the Business, including, without limitation, all: (a) Real Property; (b) Tangible Personal Property; (c) Intellectual Property, IP Licenses, and all rights thereunder, including all rights to sue for past, present and future infringements, misappropriations, dilutions and other violations thereof, and all other remedies against infringements, misappropriations, dilutions, and other violations thereof and rights to protection of interests therein under the laws of all jurisdictions; (d) Acquired Contracts; (e) prepaid expenses, claims, prepayments, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment; (f) franchises, approvals, permits, licenses, Orders, registrations, certificates, variances and similar rights obtained from Government Entities; (g) Records; (h) goodwill; (i) to the extent transferable, all renewable identification numbers, carbon intensity credits, emission reduction credits, permits and rights with respect to ethanol included in Inventory; (j) all of the Seller's equity interests in HLBE Pipeline Company, LLC; (k) those assets specifically set forth on Schedule 1.1; (l) spare parts inventory; (m) restricted cash or debt service deposits related to Assumed Debt; (n) Inventory, and (o) to the extent transferable, all warranties, indemnities and guarantees with respect to any of the foregoing; provided, however, that the Acquired Assets do not include the Excluded Assets.

        "Acquired Contracts" means the agreements, contracts, leases, licenses and other arrangements set forth on Schedule 1.2, and all rights, privileges and claims thereunder.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person is deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning set forth in the opening paragraph.

        "Allocation Statement" has the meaning set forth in Section 2.8.

        "Alternative Transaction" has the meaning set forth in Section 6.3.

        "Assumed Debt" means the amounts of certain of Seller's Debt as set forth on Schedule 1.3, which amounts shall be updated as of the Closing Date to identify the balance of Seller's Debt being assumed.

        "Assumed Liabilities" means: (a) the Seller's obligations arising after the Closing Date under the Acquired Contracts; (b) all liabilities and obligations for (i) Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for any taxable period (or a Straddle Period) ending after the Closing Date and (ii) Taxes allocated to Buyer or for which Buyer is liable in accordance with Article 10; (c) all liabilities and obligations arising out of or relating to Buyer's ownership or operation of the Business and the Acquired Assets on or after the Closing Date; (d) all accrued vacation and paid-time off as of the Closing for Hired Employees; and (e) the Seller's other liabilities set forth on Schedule 1.4.

        "Base Purchase Price" has the meaning set forth in Section 2.3(a)(i).

        "Bill of Sale" means the Bill of Sale, Assignment and Assumption Agreement to be entered into at the Closing by Buyer and Seller, in substantially the form attached as Exhibit A.

        "Board" means the Board of Directors of the Seller.

        "Breakup Fee" has the meaning set forth in Section 6.3.

        "Business" means the business of owning and operating the Facility, and producing, storing, transporting, marketing and selling fuel-grade ethanol and other related products in connection with the operations of the Acquired Assets and the Assumed Liabilities, whether such operations are conducted by Seller or any of its Affiliates before Closing, or Buyer after Closing.

        "Business Day" means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in Minneapolis, Minnesota are authorized or required by Legal Requirements to be closed.

        "Buyer" has the meaning set forth in the opening paragraph.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

        "Closing" has the meaning set forth in Section 2.7.

        "Closing Date" has the meaning set forth in Section 2.7.

        "Closing Net Working Capital" means Seller's and Buyer's agreement upon Net Working Capital on and as of the Closing Date after such parties have inventoried and priced all required assets in accordance with the procedures set forth on Exhibit C.

        "Closing Working Capital Statement" has the meaning set forth in Section 2.4.

        "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law, each as amended from time to time.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Confidential Information" means any information concerning the Business and affairs of Seller that is not already generally available to the public.

        "Confidentiality Agreement" means that certain Confidentiality Agreement dated October 31, 2012, between Seller and Buyer.

        "Damages" means all damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and attorneys' fees and expenses arising from or related to any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands or Orders.

        "Debt" means: (a) indebtedness for borrowed money; (b) indebtedness secured by any Lien on property owned by Seller or on any Acquired Asset; (c) indebtedness evidenced by notes, bonds, mortgages, financing statements, debentures, outstanding checks, bankers' acceptances or similar instruments; (d) capital leases, including, without limitation, all amounts representing the capitalization of rentals in accordance with GAAP; (e) "earnouts" and similar payment obligations; (f) obligations under letters of credit; (g) advances under factoring agreements; (h) other obligations and Liabilities that accrue interest or similar charges (other than trade payables incurred in the ordinary course of the Business consistent with past practice); (i) guarantees with respect to liabilities of a type described in any of clauses (a) through (h) above; and (j) interest, penalties, premiums, yield maintenance amounts, fees and expenses related to any of the foregoing.

        "Deed" means a recordable general warranty deed conveying the Real Property to Buyer, together with a Certificate of Real Estate Value, all in substantially the form attached as Exhibit D.

        "Disclosure Schedule" means the disclosure schedules attached to this Agreement that sets forth the exceptions to the representations and warranties contained in Article 3 and Article 4 and certain other information called for by this Agreement.

        "Employee Benefit Plan" means: (a) any "employee benefit plan" (as defined in Section 3(3) of ERISA); (b) all specified fringe benefit plans as defined in Section 6039(D) of the Code; (c) all cafeteria plans as defined in Section 125 of the Code; and (d) any other employee benefit plan, program or arrangement of any kind, including, without limitation, bonus plans, employment, consulting, change-in-control, commissions or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, security purchase, severance pay, sick leave, vacation pay, paid time off, salary continuation, disability, hospitalization, medical insurance, life insurance, and scholarship programs.

        "Environmental Laws" means any Legal Requirement, and any Order or binding agreement with any Government Entity: (a) relating to pollution or Hazardous Substances (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and all similar laws and regulations under the laws of the State of Minnesota.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means each entity that is treated as a single employer with Seller for purposes of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

        "Escrow Account" has the meaning set forth in Section 2.6.

        "Escrow Agent" means Wells Fargo Bank, N.A., or any other successor as determined under the Escrow Agreement.

        "Escrow Agreement" means the escrow agreement by and among Seller, Buyer and Escrow Agent, in substantially the form attached as Exhibit B.

        "Escrow Amount" has the meaning set forth in Section 2.3.

        "Escrow Fund" shall mean the Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement together with all interest on or other taxable income, if any, earned from the investment of the Escrow Amount.

        "Escrow Termination Date" shall mean December 15, 2013.

        "Estimated Net Working Capital" means Seller's and Buyer's agreement of the estimated Net Working Capital on and as of the Closing Date, which estimate is to be determined pursuant to Section 2.3(c).

        "Estimated Net Working Capital Payment" means any amount equal to ninety percent (90%) of the Estimated Net Working Capital.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" means: (a) cash, cash equivalents, restricted cash; (b) accounts, notes and other receivables; (c) the charter and other documents relating to the organization, maintenance and existence of Seller as a limited liability company; (d) any of the rights of Seller under any Transaction Document; (e) any of the rights of Seller under any Excluded Contract; (f) the other excluded assets set forth on Schedule 1.5; (g) Seller's equity interest in Lakefield Farmers Elevator, LLC, or any of the assets or business owned by Lakefield Farmers Elevator, LLC; (h) notes receivable owed by, or advances or loans made to, any officer or employee of Seller; and (i) any restricted cash or debt service deposits related to Assumed Debt that are not assumable or related to any Acquired Contracts that are not assigned to Buyer at Closing.

        "Excluded Contract" means any contract, agreement or understanding that is not an Acquired Contract, including, without limitation, those contracts, agreements and understandings set forth on Schedule 1.6.

        "Excluded Liabilities" means any Liabilities of Seller or any of its Affiliates, or the Business, other than the Assumed Liabilities or Assumed Debt, including, without limitation: (a) any Liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, workers' compensation claim, customer warranty claim, violation of Legal Requirement or environmental matter, including without limitation those arising under Environmental Laws; (b) any Liability for Taxes; (c) any Liability for income, transfer, sales, use and other Taxes arising in connection with the consummation of the Transaction in accordance with Article 10 (including any Taxes arising as a result of the transfer of the Acquired Assets); (d) any Liability for the unpaid Taxes of any Person as a transferee or successor, by contract or otherwise; (e) any Liability to indemnify any Person by reason of the fact that the Person was a partner, manager, trustee, director, officer, employee or agent of Seller or any of its Affiliates or was serving at the request of any such Person as a partner, manager, trustee, director, officer, employee or agent of another Person; (f) any Liability for costs and expenses incurred in connection with this Agreement and the Transaction; (g) any Liability under this Agreement or any other Transaction Document; (h) any Liability resulting from, arising out of, relating to, in the nature of, or caused by any Excluded Asset; (i) any Liability resulting from, arising out of, relating to, in the nature of or caused by any Excluded Contract; (j) any Debt not listed on Schedule 1.3; (k) any Liability for compensation, salary, wages, commissions, or any other Liability under or connected with any Employee Benefit Plan; (l) any notes payable or other similar Liabilities to any officer or employee of Seller; (m) any Unclaimed Property; (n) any Liability related to the ownership, operation or use of Lakefield Farmers Elevator, LLC; (o) any Liability

incurred under any Environmental Law, and (p) any Liability related to any claim or action by a member of Seller regarding this Agreement, any other Transaction Document, or the Transaction.

        "Facility" means Seller's ethanol producing facility located at 91246 390th Avenue, Heron Lake, MN 56137.

        "Financial Statements" has the meaning set forth in Section 3.6.

        "Fundamental Representations" has the meaning set forth in Section 8.1.

        "GAAP" means United States generally accepted accounting principles, as established by the Financial Accounting Standards Board, as in effect from time to time.

        "Gavilon Documents" means an amendment of the Seller's Ethanol and Distiller's Grains Marketing Agreement with Gavilon, LLC for distiller's grains marketing, on terms acceptable to Buyer and Seller, and an agreement between Gavilon, LLC, Seller, and Buyer for the purchase of (i) grain on site at the Facility as of the Closing Date, (ii) finished good ethanol and distiller's grains inventory on site at the Facility as of the Closing Date, and (iii) to arrive grain contracts for the Facility, pursuant to the agreement principles set forth on Schedule 5.1(l).

        "Government Entity" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature; (d) multi-national organization or body; or (e) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or similar power of any nature.

        "Hazardous Substance" means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct or any other material or article, that is listed or regulated under applicable Environmental Laws as a "hazardous" or "toxic" substance or waste, or as a "contaminant," or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment; including, without limitation, hazardous substances as defined in CERCLA, petroleum products, byproducts or derivatives thereof, asbestos, urea formaldehyde foam insulation and lead-containing paints or coatings, mold and any other substance, natural or artificial, which may pose a threat to human health.

        "Hired Employee" has the meaning set forth in Section 7.5(a).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

        "Indemnified Party" means a party who is seeking indemnification under Article 8.

        "Indemnifying Party" means a party from whom indemnification is being sought under Article 8.

        "Independent Accountant" has the meaning set forth in Section 2.5.

        "Insurance Policies" has the meaning set forth in Section 3.17.

        "Intellectual Property" means all domestic and foreign intellectual property rights, including all of the following: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, telephone and facsimile numbers and brand names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) copyrightable works, copyrights, industrial designs, and all applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and information related to research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (f) computer software (including data and related documentation); (g) other proprietary information and rights; (h) registered internet domain names, websites, website addresses and universal resource locators (URLs); and (i) copies and tangible embodiments (in whatever form or medium) of any of the foregoing.

        "Inventory" means all of the inventory of the Business, excluding spare parts inventory, whether or not reflected on the books and records of Seller and whether finished products, raw materials, ingredients, or supplies, that is located at the Facility, including: (a) all Work in Process; (b) all corn oil; and (c) all yeast, enzymes, chemicals and denaturant; provided, however, that any grain on site at the Facility will not constitute "Inventory" to the extent that title to such grain has not passed to Seller under the Corn Supply Agreement between Seller and Gavilon, LLC dated September 1, 2011, and any finished products on site will not constitute "Inventory" to the extent (x) delivery of such finished products have been loaded onto a truck or railcar and a bill of lading has been issued with respect to such finished products or (y) delivery of such finished products has otherwise been completed to Gavilon, LLC under the Ethanol and Distiller's Grains Marketing Agreement between Seller and Gavilon, LLC dated September 1, 2011.

        "IP Licenses" means all licenses and sublicenses of Intellectual Property granted by or to Seller, other than licenses of Intellectual Property included in the Excluded Assets.

        "Latest Balance Sheet" means Seller's most recent unaudited balance sheet included in the Financial Statements.

        "Legal Requirement" means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Government Entity.

        "Liability" means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

        "Lien" means any mortgage, pledge, lien, encumbrance, charge, assessment, deed of trust, lease, adverse claim, fixture filing, levy, restriction on transfer, any conditional sale or title retention agreement or other security interest.

        "Material Adverse Effect" means any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate with other facts, events, series of events, changes, effects or circumstances, has had or is reasonably likely to have a material adverse effect either on (a) the ability of Seller to consummate the Transactions or perform their respective obligations under this Agreement or any other Transaction Document, or (b) the Business, results of operations, assets, Liabilities or financial condition of Seller; provided, however, that, solely with respect to this clause (b), in no event shall any of the facts, events, series of events, changes, effects or circumstances resulting from or relating to the following, either alone or in combination, constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect: (i) the execution of this Agreement or the public announcement of the Transaction, (ii) any change in GAAP after the date hereof; (iii) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or any earthquakes, hurricanes or other natural disasters; (iv) any change in the financial, banking, credit, securities, or commodities markets, the economy in general or prevailing interest rates of the United States or any other jurisdiction, where Seller has operations or significant revenues; (v) any changes in any Legal Requirements or the interpretation thereof after the date hereof; (vi) the effect of any change that generally affects the industry in which the Company operates; or (vii) the effect of any breach of the Company's loan or forbearance agreements with AgStar Financial Services, ACA; except to the extent that, in the case of clauses (v) or (vi), such change that has had, or is reasonably likely to have, a material disproportionate effect on the Business or the Seller, taken as a whole, relative to other Persons in its industry.

        "Member Approval" has the meaning set forth in Section 6.6.

        "Member Meeting" has the meaning set forth in Section 6.6.

        "Net Working Capital" means: (a) the sum of the current assets included in the Acquired Assets, net of any allowances or reserves; less (b) the sum of the current liabilities included in the Assumed Liabilities; all as determined in accordance with GAAP and consistent with the calculation set forth on Exhibit C.

        "Nonfundamental Claim" has the meaning set forth in Section 8.4(a).

        "Objection Notice" has the meaning set forth in Section 2.5.

        "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Government Entity.

        "Outside Date" means March 31, 2013.

        "Permits" has the meaning set forth in Section 3.22.

        "Permitted Liens" means: (i) Liens for current Taxes, assessments, fees and other charges by any Tax Authority that are not due and payable as of the Closing Date; (ii) statutory Liens of landlords, Liens of carriers, warehouse persons, mechanics and material persons and other Liens imposed by Legal Requirements incurred in the ordinary course of business for sums (x) not yet due and payable or (y) being contested in good faith, if a reserve or other provision, if any, as shall be required by GAAP shall have been made therefor on the Financial Statements; and (iii) easements, rights-of-way, restrictions and other similar charges or other Liens on or affecting any Real Property and set forth on Schedule 1.7, in each case which do not materially interfere with the ordinary conduct of business of Seller or the Business or the value of any additional land which may be part of the Real Property.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or entity, any other business entity, an estate, a labor union or a Government Entity.

        "Post-Closing Adjustment Amount" has the meaning set forth in Section 2.4(b).

        "Proxy Statement" means the information statement that is submitted to Seller's unitholders and filed with the SEC pursuant to Regulation 14A promulgated under the Exchange Act describing the Transactions.

        "Purchase Price" has the meaning set forth in Section 2.3(a).

        "Real Property" means all real property (including all land, buildings, structures, improvements and fixtures erected thereon and all easements, appurtenances, hereditaments, rights, permits and privileges related thereto, together with all systems, equipment and items of personal property attached thereto) as used in the operation of the Business and including, without limitation, the Facility, but specifically excluding all real property owned by Lakefield Farmers Elevator, LLC at its Lakefield, Minnesota and Wilder, Minnesota elevator locations.

        "Records" means, the following written materials, data and records (in whatever form or medium) to the extent in existence and the possession or control of Seller relating to the Business and which are not Excluded Assets, or acceptable copies thereof: (i) business records, including customer lists and records and transportation and logistics records; (ii) equipment logs; (iii) service, warranty and claim records; (iv) records relating to the Inventory; (v) maintenance records and other documents relating to the Real Property, Intellectual Property, and the Tangible Personal Property; (vi) material safety data sheets; (vii) information demonstrating compliance with applicable laws, such as: (A) service records; (B) emissions data, or parametric data used to demonstrate compliance with emissions limits; (C) inspections results; (D) process information such as scrubber flow, pressure drop and thermal oxidizer temperature logs; (E) training records; and (F) process safety information, including any drawings, studies and calculations, reflecting the original/as-built design of the Facility as well as up-to-date process safety information consistent with current operating conditions and equipment; (viii) operating procedures, guides and manuals; (ix) training manuals (x) compliance calendars; (xi) logins/passwords for government on-line registries, including Federal Communications Commission registration numbers and passwords; (xii) plans required by applicable regulation such as Storm Water Pollution Prevention Plan and Spill Prevention Control & Countermeasure; (xiii) to the extent transferable in accordance with Legal Requirements, employment, occupational, exposure and medical records of any employees of Seller who perform services for the Business (other than employment records related to any such employee who is not offered employment by Buyer pursuant to Section 7.5(a) or who does not accept an offer of employment with Buyer); (xiv) copies of financial records related to the transfer of the Acquired Assets or reasonable access thereto, provided that Seller shall retain all original financial records of Seller unless necessary or proper to effect the transfer of the Acquired Assets; (xv) product formulations, specifications and recipes; (xvi) environmental reports, investigations and notices; (xvii) surveys and title insurance policies, title insurance commitments, title opinions and abstracts, if any; (xviii) leases, easements, permits, declarations and related documents affecting the Real Property, if any; (xix) geotechnical reports, plans and specifications for the Facility and engineering reports; (xx) all other documents used in the Business, including those related to products, marketing, advertising and promotional materials; and (xxi) those related to any of the Acquired Assets or Assumed Liabilities or Assumed Debt.

        "Reporting Party" has the meaning set forth in Section 3.11.

        "Representatives" means, with respect to any Person, such Person and its Affiliates and their respective managers, officers, directors, employees, investment bankers, financial advisors, attorneys, accountant or any other representative, agent, consultant or advisor.

        "Resolution Period" has the meaning set forth in Section 2.5.

        "Review Period" has the meaning set forth in Section 2.5.

        "Scheduled Contracts" has the meaning set forth in Section 3.18(a).

        "SEC" means the United States Securities and Exchange Commission.

        "Seller" has the meaning set forth in the opening paragraph.

        "Seller's Knowledge" means the actual knowledge, after due inquiry and reasonable investigation, of each of David Woestehoff, governor and board president; Doug Schmitz, governor and board vice president; Michael Kunerth, governor and board treasurer; Kenton Johnson, governor and board secretary; Robert Ferguson, governor and general manager; Milton McKeown, governor; Steve Core, governor; Nick Bowdish, governor; Brodie McKeown, plant manager; Brent Pavelko, environmental health and safety; Tyronne Bialas, director of commodities; and Mike Mattison, interim chief financial officer.

        "Straddle Period" has the meaning set forth in Section 10.1.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which an aggregate of more than 50% of the outstanding voting stock, partnership interests, membership interests or other ownership interests are at any time directly or indirectly owned by such Person, by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

        "Superior Proposal" has the meaning set forth in Section 6.3.

        "Tangible Personal Property" means all fixed assets and other tangible personal property (including all machinery, equipment, Inventory, furniture, furnishings, fixtures, automobiles, trucks, trailers, other vehicles, tools, parts and spare parts) together with any transferable express or implied warranty of any Person covering any item or component part thereof, rights of return, or rebate rights relating to the foregoing, including but not limited to the items set forth on Schedule 1.8.

        "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including special assessments), personal property, sales, use, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. The term "Tax" or "Taxes" shall not include state deed tax imposed by the State of Minnesota which, under Minnesota law, is to be paid by the Seller on the consideration given in exchange for the Deed.

        "Tax Proceeding" has the meaning set forth in Section 10.4.

        "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes (including any schedule or attachment thereto) and any amendment thereof.

        "Tax Authority" means the United States Internal Revenue Service and any other Government Entity responsible for the administration of any Tax.

        "Third Party" has the meaning set forth in Section 6.3.

        "Third Party Claim" has the meaning set forth in Section 8.5(a).

        "Transaction" means the sale of the Acquired Assets, the assignment of the Acquired Contracts, the assumption of the Assumed Liabilities, the payment of the Purchase Price, and all other matters related to the herein described transaction.

        "Transaction Documents" means this Agreement, the Deed, the Escrow Agreement, the Bill of Sale, and all other assignment and assumption and consent and other documents necessary or proper to effect the consummation of the Transaction.

        "Treasury Regulations" means the rules and regulations promulgated under the Code.

        "Unclaimed Property" means all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Legal Requirement where the dormancy period elapsed prior to the Closing Date.

        "Work in Process" means all unfinished ethanol (or ethanol by-products) still involved in the production process and located in fermentation devices, distillation devices, tanks, piping or elsewhere within the Facility, as well as all grains and grain products involved in the production process (i.e., not yet ready for sale as dry, modified or wet distillers grains, corn oil or otherwise) and located anywhere within the Facility.

ARTICLE 2
PURCHASE AND SALE OF ACQUIRED ASSETS

        2.1.    Purchase and Sale of Acquired Assets.    Subject to the terms and conditions of this Agreement, Buyer will purchase the Acquired Assets from Seller, and Seller will sell, transfer, assign and deliver the Acquired Assets to Buyer, free and clear of all Liens and Debt at the Closing, other than Assumed Debt and Permitted Liens.

        2.2.    Assumption of Assumed Liabilities and Assumed Debt.    Subject to the terms and conditions of this Agreement, Buyer will assume from Seller and become responsible for all Assumed Liabilities and Assumed Debt at the Closing. Buyer will not assume from Seller or have any responsibility with respect to the Excluded Liabilities or any other Liability of Seller not included within the definition Assumed Liabilities or Assumed Debt.

        2.3.    Purchase Price.

          (a)    Purchase Price Determination.    The aggregate consideration for the Acquired Assets (as adjusted in accordance with the terms of this Agreement, the "Purchase Price") will be the sum of the following (without duplication):

              (i)  $55,000,000.00 (the "Base Purchase Price"); plus

             (ii)  Closing Net Working Capital; less

            (iii)  the amount owed as of the Closing Date under Assumed Debt.

          (b)    Payment of Purchase Price.    At the Closing and subject to the conditions set forth in this Agreement, Buyer will deliver to Seller, by wire transfer or delivery of other immediately available funds to an account designated by Seller, an amount equal to the sum of the amount set forth in Section 2.3(a)(i) and the Estimated Net Working Capital Payment less the net amount set forth in Section 2.3(a)(iii) and less an escrow deposit of $4,000,000 (the "Escrow Amount"). The Escrow Amount shall be deposited by Buyer by wire transfer of immediately available funds into the Escrow Account in accordance with Section 2.6. Prior to or at the time of Closing, Seller shall satisfy in full or terminate: (i) all of the Debt (other than trade accounts payable, Assumed Liabilities and Assumed Debt) of Seller as of the Closing Date; (ii) all fees and expenses owing by Seller in connection with the Transaction, to the extent that any encumber or may encumber the Acquired Assets, and (iii) all Liens (other than Permitted Liens) against the Business or any of the Acquired Assets. All such satisfactions or terminations will be made pursuant to payoff letters, invoices or termination agreements delivered by Seller to Buyer in form and substance reasonably satisfactory to Buyer.

          (c)    Pre-Closing Deliveries.    Seller shall determine and deliver to Buyer at least three (3) Business Days but no more than five (5) Business Days prior to the Closing Date, a statement setting forth the calculation of the Estimated Net Working Capital and the Estimated Net Working Capital Payment, which statement and amount shall be calculated in accordance with Exhibit C, along with all supporting data and calculations related thereto, provided that such amount shall be subject to adjustment based on a physical count and measurement of the Inventory on hand as described below. Buyer and Seller shall cooperate in good faith to conduct a physical count and measurement of the Inventory on hand, as of 6:00 p.m. (Central Time) on the day before the Closing Date in accordance with the procedures set forth in Exhibit C.

        2.4.    Post-Closing Adjustment.

          (a)   Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of the Closing Net Working Capital and the Post-Closing Adjustment Amount, which statement and amount shall be calculated in accordance with Exhibit C (the "Closing Working Capital Statement"), along with all supporting data, measurements, valuations and calculations related thereto.

          (b)   The "Post Closing Adjustment Amount" shall mean the amount equal to the Closing Net Working Capital minus the Estimated Net Working Capital Payment. If the Post-Closing Adjustment Amount is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment Amount together with interest thereon from the Closing Date at a per annum rate equal to the 1 Year London InterBank Offered Rate as of the Closing Date within five (5) Business Days after acceptance or determination of the Post-Closing Adjustment Amount in accordance with Section 2.5, by wire transfer of immediately available funds to an account designated by Seller. If the Post-Closing Adjustment Amount is a negative number, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment amount together with interest thereon from the Closing Date at a per annum rate equal to the 1 Year London InterBank Offered Rate as of the Closing Date within five (5) Business Days after acceptance or determination of the Post-Closing Adjustment Amount in accordance with Section 2.5, by wire transfer of immediately available funds to an account designated by Buyer.

        2.5.    Examination and Review of Post-Closing Adjustment Amount.

          (a)   After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days to review the Closing Working Capital Statement (the "Review Period").

          (b)   On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith (the "Objection Notice"). If Seller fails to deliver the Objection Notice before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment Amount reflected therein shall be deemed to have been accepted by Seller. If Seller delivers the Objection Notice before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the "Resolution Period") and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment Amount and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding upon the parties hereto.

          (c)   If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Objection Notice before expiration of the Resolution Period, then any amount remaining in dispute ("Disputed Amounts") shall be submitted for resolution to the office of a mutually acceptable certified public accounting firm (the "Independent Accountant") who shall, acting as experts and not arbitrators, resolve the Disputed Amounts only and make any necessary adjustments to the Post-Closing Adjustment Amount and the Closing Working Capital Statement. The parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by Buyer and Seller and their decisions for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Objection Notice, respectively. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days of its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment Amount shall be conclusive and binding upon the parties hereto.

          (d)   The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Seller's position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.

          (e)   Buyer and Seller shall, and shall cause their respective Affiliates and Representatives to, cooperate and assist in the preparation of the Closing Working Capital Statement and in the conduct of the review referred to in this Section 2.5, including making available, to the extent necessary, books, Records, work papers and personnel.

        2.6.    Escrow Account.    The Escrow Amount shall be held in an escrow account (the "Escrow Account") and distributed in accordance with the terms of the Escrow Agreement.

          (a)   For Tax reporting purposes, the Seller shall be deemed to be the owner of any cash in the Escrow Fund, and all interest on or other taxable income, if any, earned from the investment of such cash pursuant to the Escrow Agreement shall be treated for Tax purposes as earned by Seller until distributed in accordance with this Agreement and the Escrow Agreement.

          (b)   Immediately following inspections and if required, completion of repairs to the Facility's boiler system pursuant to the procedures outlined in this Section 2.6(b), $2,000,000, less the costs of any and all repairs to the Facility's boiler system identified in such inspections and determined in accordance with this Section 2.6(b), but expressly excluding the costs for any and all repairs associated with ordinary wear and tear of the Facility's boiler system, shall be released from the Escrow Account and paid to Seller.

              (i)  During Spring 2013 shutdown but no later than May 31, 2013, Buyer and Seller shall cause a dual inspection of the Facility's boiler system to be completed by two (2) independent and qualified and reputable boiler inspection and repair companies, one selected by Buyer and one selected by Seller, upon inspection and inspection report schedules mutually acceptable to Buyer and Seller, provided that such inspections shall be conducted jointly at the same time by both boiler companies unless Buyer and Seller otherwise agree (the "Original Boiler Inspection Reports"). Each party shall be responsible for the costs and expenses of its own respective inspection and Boiler Inspection Report. Buyer shall immediately provide Seller with a copy of Buyer's Boiler Inspection Report.

             (ii)  Buyer agrees that the costs of any and all recommended repairs to the Facility's boiler system in the Boiler Inspection Reports associated with ordinary wear and tear shall be excluded under and not covered by disbursement from $2,000,000 Escrow Amount.

            (iii)  After receipt by Seller of the Buyer's Boiler Inspection Report, Seller shall have ten (10) days to review the Buyer's Boiler Inspection Report and to mutually agree with Buyer upon the cost and extent of the repairs to the Facility's boiler system to be covered by this

    Section 2.6(b). If the parties cannot agree on the cost and extent of the repairs covered by this Section 2.6(b) within such 10-day period, then Seller shall have an additional thirty (30) days to review the Buyer's Boiler Inspection Report (the "Boiler Inspection Review Period"). On or prior to the last day of the Boiler Inspection Review Period, Seller may object to the Buyer's Boiler Inspection Report and the recommended repairs allowed for reimbursement hereunder by delivering to Buyer a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for disagreement therewith (the "Boiler Inspection Objection Notice"). If Seller fails to deliver a Boiler Inspection Objection Notice before the expiration of the Boiler Inspection Review Period, the Boiler Inspection Report of Buyer and the recommended repairs allowed for reimbursement hereunder reflected therein shall be deemed to have been accepted by Seller. If Seller delivers the Boiler Inspection Objection Notice before the expiration of the Boiler Inspection Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Boiler Inspection Objection Notice (the "Resolution Period") and, if the same are so resolved within the Resolution Period, the Buyer's Boiler Inspection Report and the recommended repairs allowed for reimbursement hereunder reflected therein with the agreed upon resolutions agreed in writing by Buyer and Seller, shall be final and binding upon the parties hereto.

            (iv)  If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Boiler Inspection Objection Notice before expiration of the Resolution Period, then any amount remaining in dispute ("Disputed Amounts") shall be submitted for resolution to the office of a mutually acceptable certified boiler engineering firm (the "Independent Boiler Engineer") who shall, acting as experts and not arbitrators, resolve the Disputed Amounts only and make any necessary adjustments to the costs of any and all recommended repairs to the Facility's boiler system in the Boiler Inspection Report allowed for reimbursement hereunder. The parties agree that all adjustments shall be made without regard to materiality. The Independent Boiler Engineer shall only decide the specific items under dispute by Buyer and Seller and their decisions for each Disputed Amount must be within the range of values assigned to each such item in the Boiler Inspection Reports and the Boiler Inspection Objection Notice, respectively. The Independent Boiler Engineer shall make a determination as soon as practicable within thirty (30) days of its engagement, and its resolution of the Disputed Amounts and its adjustments to the Boiler Inspection Reports and the costs of any and all recommended repairs to the Facility's boiler system in the Boiler Inspection Reports allowed for reimbursement hereunder shall be conclusive and binding upon the parties hereto.

             (v)  Buyer and Seller shall, and shall cause their respective Affiliates and Representatives to, cooperate and assist in the preparation of the Boiler Inspection Reports in the conduct of the review referred to in this Section 2.6(b), including making available, to the extent necessary, books, Records, work papers and personnel.

          (c)   Upon the Escrow Termination Date, the remaining balance of the Escrow Fund (net of all amounts necessary to satisfy any pending claims that were made in accordance with the terms of the Escrow Agreement) shall promptly be paid from the Escrow Fund to the Seller; provided, however, that the Escrow Fund shall not terminate with respect to any amount which is necessary to satisfy any unsatisfied claims specified in any authorized officer's certificate delivered to the Escrow Agent and the Seller promptly following discovery of the unsatisfied claim on or, to the extent possible, a reasonable time prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy such claims to Seller.

        2.7.    The Closing.    The effective time and date for closing the Transaction (the "Closing") shall be at 10:00 a.m. (Central time) on the third (3rd) Business Day following the date on which all of the conditions set forth in Article 5 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or such other date and/or time as may be agreed upon by the parties (the "Closing Date"). The Closing shall take place by electronic or facsimile exchange of documents.

        2.8.    Allocation of Purchase Price.    The Purchase Price (taking into account any adjustments thereto), plus the amount of the Assumed Liabilities and Assumed Debt included in the amount realized on the sale of the Acquired Assets for United States federal income tax purposes, shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code (or any comparable provision of state, local or foreign Legal Requirements) and commercially reasonable valuation and allocation methods currently applicable to the fuel-grade ethanol industry. Buyer will retain, at its cost, Natwick Associates Appraisal Services as a third party appraiser to value the individual assets comprising the Acquired Assets that are Class V assets, Class I through IV assets shall be valued at their respective GAAP net book value, and any remaining Purchase Price will be allocated to Class VI and VII accordingly, and Buyer shall prepare a statement setting forth the foregoing allocations (the "Allocation Statement") based on the final valuation report issued by such third-party appraiser and the foregoing allocation methods. Buyer shall deliver the Allocation Statement to Seller within ten (10) days of completion of same, which shall be binding on Seller, unless Seller delivers Buyer a written statement setting forth Seller's objections and the basis therefor within ten (10) days of delivery of the Allocation Statement. If Seller delivers an objection statement within such period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days. Buyer, Seller and their respective Affiliates shall report the purchase and sale of the Acquired Assets on all relevant Tax Returns, including IRS Form 8594 and any amendments thereto, consistent with the Allocation Statement. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by Legal Requirements or pursuant to a "determination" within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Legal Requirements).

        2.9.    Utilities; Service Providers.    Prior to the Closing Date, Seller and Buyer shall jointly contact and notify all utilities and other service providers to the Business, including, without limitation, all gas, electric, water, waste, phone, internet and other utilities and providers, of the change in ownership of the Business and the Acquired Assets effective as of 12:01 a.m. as of the Closing Date and that all charges, fees and other amounts to be paid to said utilities and/or service providers for services prior to such date will be Seller's and for services on and after such date and time shall be the sole cost and responsibility of Buyer.

        2.10.    Withholding.    Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, any and all amounts from the Purchase Price equal to any withholding Tax owed to any Government Entity as a result of the transactions contemplated by the Agreement to the extent required under applicable Legal Requirements. Any amounts so withheld shall be treated as having been paid to Seller.

 ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF SELLER

        Except as otherwise set forth on the Disclosure Schedule (but subject to the provisions of Section 11.9 applicable thereto), Seller represents and warrants to Buyer as of the date hereof and at Closing, the following:

        3.1.    Organization, Power and Authorization.    Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Minnesota. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, which jurisdictions are set forth on Schedule 3.1 of the Disclosure Schedule, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Seller has the organizational power to carry on the business in which it is engaged (including the Business) and to own and use the properties owned and used by it. Seller has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. The execution, delivery and performance by Seller of each Transaction Document to which it is a party has been duly and validly authorized by all necessary limited liability company action. The board of directors of Seller approved and adopted this Agreement in accordance with the Minnesota Limited Liability Company Act, approved the other Transaction Documents to be entered into by Seller as contemplated hereby, resolved to recommend the approval and adoption of this Agreement by the members of Seller and directed that this Agreement be submitted to the members for approval and adoption.

        3.2.    Binding Effect and Noncontravention.

          (a)   This Agreement has been duly executed and delivered by Seller and constitutes, and each other Transaction Document to which Seller is a party when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

          (b)   The execution, delivery and performance by Seller of the Transaction Documents to which it is a party does not: (i) violate any provision of its charter, operating agreement or equivalent organizational documents; (ii) violate any Legal Requirement to which Seller is subject; (iii) except as set forth on Schedule 3.2(b)(iii) of the Disclosure Schedule, materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under, or result in the loss or impairment of any rights under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which Seller's assets are subject; (iv) result in the creation of any Lien on any of the Acquired Assets; or (v) except as set forth on Schedule 3.2(b)(v) of the Disclosure Schedule, require any authorization, consent, approval or notice by or to any Government Entity or other Person.

        3.3.    Brokers.    None of Seller or any of its Affiliates has retained any broker in connection with the Transaction. Buyer will not have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the Transaction by reason of any action taken by or on behalf of Seller or any of its Affiliates, other than the fee paid in connection with the fairness opinion to be included in the Proxy Statement.

        3.4.    Capitalization.    Schedule 3.4 sets forth the number of issued and outstanding membership units of Seller as of the date hereof, all of which are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.4, no membership units or other voting securities of Seller or options or rights to purchase membership units of Seller are issued, reserved for issuance or outstanding. All issued and outstanding membership units have been issued in compliance with all applicable securities Legal Requirements and preemptive rights (whether as part of Legal Requirements or agreement). Except as set forth in Schedule 3.4 or Seller's articles of organization or member control agreement, Seller is not a party to, and there does not currently exist, any member control agreement, operating voting trust agreement or any other similar agreement relating to the voting, distribution, ownership or transfer rights of any units of ownership of Seller. True and complete copies of Seller's articles of organization and member control agreement have been delivered to Buyer. Seller has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the members of Seller on any matter. Except for this Agreement and as otherwise set forth in Schedule 3.4, there are no options, warrants, calls, rights, puts or agreements to which Seller is a party or by which it is bound obligating Seller to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional limited liability company interests or other voting or equity securities, or any securities convertible into or exercisable for such securities, of Seller or obligating Seller to grant, extend or enter into any such option, warrant, call, right, put or agreement.

        3.5.    Subsidiaries.    Except as set forth on Schedule 3.5, Seller does not currently have, and has not had in the past, any Subsidiary nor any investment, equity or ownership interest (whether controlling or not) of any kind in any other Person. Seller is not engaged in any joint venture or partnership with any other Person.

        3.6.    Financial Statements.    Seller has delivered the following financial statements (collectively, the "Financial Statements") to Buyer: (a) Seller's audited balance sheet and related statements of income, owner's equity and cash flows as of and for the fiscal year ended October 31, 2011, together with all related notes and schedules thereto, and the report of Seller's independent registered accounting firm thereon; and (b) Seller's unaudited balance sheet and related statements of income and cash flows as of and for the twelve-months ended October 31, 2012. The Financial Statements were prepared in accordance with the books of account and other financial records of Seller, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Seller as of such dates and the results of its operations and its cash flows for the periods specified; provided, however, that the Financial Statements described in Section 3.6(b) are subject to normal and recurring year-end adjustments and lack footnotes and other presentation items, the effect of which are not, individually or in the aggregate, material, except as described in item 6 of Schedule 3.8.

        3.7.    Absence of Undisclosed Liabilities.    There are no Liabilities of or related to the Business or the Acquired Assets other than: (i) Liabilities reflected or reserved against in the Financial Statements, (ii) Liabilities that have arisen after the Latest Balance Sheet in the ordinary course of the Business; (iii) Liabilities for the performance or payment of executory obligations under any of the Acquired Contracts; provided that such Liabilities do not arise from any breach or default under such Acquired Contracts; (iv) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby; and (v) the Excluded Liabilities.

        3.8.    Subsequent Events.

          (a)   Since October 31, 2011, except as set forth on Schedule 3.8: (i) there has been no event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect; and (ii) Seller and, as applicable, its Affiliates have conducted the Business in the ordinary course consistent with past practice.

          (b)   Since October 31, 2011, except as set forth on Schedule 3.8 of the Disclosure Schedule, neither Seller nor any of its Affiliates has, with respect to the Business, taken or failed to take any action through the date hereof that if taken or failed to be taken following the date hereof would have required the consent of, or notice to, Buyer under Sections 6.1(b), 6.1(c), 6.1(e), 6.1(f) , 6.1(g) or 6.1(h) of this Agreement, or, other than with respect to matters reflected in the Financial Statements, under Section 6.1(k) of this Agreement.

          (c)   Since October 31, 2011, except as set forth on Schedule 3.8 of the Disclosure Schedule, neither Seller nor any of its Affiliates has, with respect to the Business, taken or failed to take any action through the date hereof that if taken or failed to be taken following the date hereof would have required the consent of, or notice to, Buyer under Sections 6.1(a), 6.1(d) or 6.1(i) of this Agreement.

        3.9.    Title to Assets.    Seller has good and marketable fee simple title to, or a valid, insurable leasehold interest in, the Facility and the Real Property and good and marketable title to the other assets used in the conduct of the Business, reflected on the Latest Balance Sheet, or acquired since the date thereof, including all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens) and Debt, except for (a) Assumed Debt, (b) Liens and Debt to be satisfied in full, released and terminated prior to the Closing as contemplated by Section 2.3, (c) Inventory disposed of in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, and (d) the Excluded Assets. Without limiting the generality of the foregoing, Seller has, and will transfer to Buyer at Closing, and immediately following the Closing Buyer will have, good and marketable title to all of the Acquired Assets, free and clear of all Debt and Liens (other than Permitted Liens and any Assumed Liabilities or Assumed Debt related to the Acquired Assets), subject, as applicable, to the receipt of the authorizations, consents and approvals set forth on Schedule 3.2(b)(v) and 5.1(f) of the Disclosure Schedule.

        3.10.    Compliance With Laws.    Seller and, with respect to the Business, its Affiliates, have complied in all material respects with all applicable Legal Requirements and Environmental Laws and, except as set forth on Schedule 3.10 of the Disclosure Schedule, no action, suit, proceeding, hearing, charge, complaint, claim, demand or notice has been filed or commenced against Seller or, with respect to the Business, any of Seller's Affiliates, alleging any failure to so comply. Without limiting the generality of the foregoing, none of Seller or, with respect to the Business, any of Seller's Affiliates, has failed to comply with any Legal Requirement or Environmental Law to the extent that such failure could reasonably be expected to result in or give rise to: (i) any criminal liability in respect of Seller, any of Seller's Affiliates or the Business, or (ii) any restrictions, penalties, limitations, or other Liens being imposed on the Acquired Assets or the operation of the Business.

        3.11.    Tax Matters.    With respect to Seller or any Affiliate of Seller that reports or includes the activities of the Seller, the Business or the Acquired Assets on any Tax Return (Seller and each such Affiliate (solely with respect to such Affiliate's reporting or inclusion of the activities of the Seller, the Business or the Acquired Assets on such Affiliate's Tax Return), referred to herein as, a "Reporting Party"):

          (a)   All Tax Returns required to be filed by or on behalf of each Reporting Party have been duly and timely filed with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are complete and accurate and were prepared in compliance with all Legal Requirements. All Taxes due and owing by each Reporting Party (whether or not shown on any Tax Return) have been paid. Each Reporting Party has complied in all material respects with all applicable Legal Requirements relating to the collection, withholding and payment of Taxes and has paid over to the proper Government Entity all amounts required to be so paid over, including Taxes required to be withheld and paid in connection with amounts paid or owing to, by way of example, (i) employees, agents, independent contractors, creditors, members, partners, vendors, customers or other third parties, and (ii) nonresidents of the United States.

          (b)   All deficiencies asserted or assessed as a result of any examinations by any Tax Authority of the Tax Returns relating to the Acquired Assets or the Business have been fully paid. No audits or administrative or judicial Tax proceedings are pending or, to Seller's Knowledge, being conducted with respect to or threatened against any Reporting Party. No Reporting Party has received from any Government Entity any: (i) notice indicating an intent to open an audit or other review; (ii) request for additional information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any Tax. No Reporting Party has waived or extended any statute of limitations in respect of Taxes or agreed to the extension of time with respect to a Tax assessment or deficiency. No Reporting Party has received notice of any claim by any Government Entity in a jurisdiction where such Reporting Party does not file Tax Returns that such Reporting Party is or may be subject to taxation by that jurisdiction. No Reporting Party has entered into a closing agreement pursuant to Section 7121 of the Code or corresponding provision of state, local or foreign Tax law within the previous four years.

          (c)   No Reporting Party is a party to or bound by any tax allocation or sharing agreement. Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return.

          (d)   The unpaid Taxes of any Reporting Party: (i) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability set forth on the face of the Latest Balance Sheet; and (ii) do not exceed that reserve as adjusted to reflect operations thereafter in accordance with past practice. Since the Latest Balance Sheet, no Reporting Party has incurred any Liability for Taxes outside the ordinary course of business.

          (e)   Schedule 3.11(e) of the Disclosure Schedule lists all types of Taxes paid and all types of Tax Returns filed by or on behalf of each Reporting Party in connection with the Acquired Assets or the Business with respect to taxable periods arising on or after December 31, 2008, and the Tax Authorities that had jurisdiction over such Taxes or Tax Returns. Each Reporting Party has made available complete copies of material Tax Returns relating to the Acquired Assets or the Business filed for taxable periods arising on or after December 31, 2008.

          (f)    Other than Permitted Liens, there are no Liens for Taxes upon the Acquired Assets. None of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. None of the Real Property is subject to "Green Acres" taxes or other deferred taxes which will become due on transfer of the Real Property.

          (g)   No power of attorney with respect to any Tax matter is currently in force with respect to the Acquired Assets or the Business that would, in any manner, bind, obligate or restrict Buyer. No Reporting Party has executed or entered into any agreement with, or obtained any consents or clearances from, any Tax Authority, or has been subject to any ruling guidance specific to such Reporting Entity that would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date.

          (h)   The Transaction, as consummated on the Closing Date, will not terminate any Tax incentive, holiday or abatement with respect to the Acquired Assets or the Business or result in a material reduction of any Tax benefit under such incentive, holiday or abatement, subject, as applicable, to the receipt of the authorizations, consents and approvals set forth on Schedule 3.2(b)(v) and 5.1(f) of the Disclosure Schedule.

          (i)    Seller has been, is and will be, through the Closing Date, treated as a partnership within the meaning of Treasury Regulations Section 301.7701-2(c)(1).

        3.12.    Environmental Matters.

          (a)   Except as set forth on Schedule 3.12(a) of the Disclosure Schedule: (i) Seller and, with respect to the Business, each of its Affiliates, has complied in all material respects with all applicable Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced, or, to Seller's Knowledge, threatened, against Seller or any of Seller's Affiliates alleging any failure to so comply; (ii) Seller and, with respect to the Business, each of its Affiliates, has obtained and is in compliance in all material respects with all permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of the Real Property and the operation of the Business; and all such Permits are set forth on Schedule 3.12(a) of the Disclosure Schedule; (iii) neither Seller nor, with respect to the Business, any of its Affiliates, has received any notice of any actual or alleged material violations or Liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws, and (iv) neither Seller nor, with respect to the Business, any of its Affiliates, has assumed or otherwise become subject to any material Liability, including any investigatory, remedial or corrective obligations, of any other Person arising under Environmental Laws.

          (b)   Schedule 3.12(b) of the Disclosure Schedule lists each environmental site assessment and audit report, asbestos survey, geotechnical analysis, remedial action plan, environmental impact statement, environmental assessment worksheet, and other similar studies or analyses related to the Acquired Assets that were generated since January 1, 2009 related to the Acquired Assets that are in the possession or control of Seller or, with respect to the Business, any of its Affiliates, a copy of which has been made available to Buyer. All findings in the notifications of violation, letters of warning, consent decrees and air inspection reports listed on Schedule 3.12(a) of the Disclosure Schedule, other than those listed in items 1-3, have been resolved.

          (c)   Except as set forth on Schedule 3.12(c) of the Disclosure Schedule, none of the following exists at any property or facility owned or operated by Seller or, with respect to the Business, any of its Affiliates: (i) underground or above-ground storage tanks, pits, sumps or impondments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impondments or disposal areas. To Seller's Knowledge, there are no underground or above-ground storage tanks, pits, sumps or impondments located under any property or facility formerly owned or operated by Seller or, with respect to the Business, any of its Affiliates, or otherwise in connection with the Business.

          (d)   Neither Seller nor, with respect to the Business, any of its Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material Liabilities, including any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources Damages or attorneys' fees, pursuant to any Environmental Law.

          (e)   To Seller's Knowledge, neither this Agreement nor the consummation of the Transaction will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Entity or other Person, pursuant to any of the "transaction-triggered" or "responsible property transfer" Environmental Laws.

          (f)    To Seller's Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller, or, with respect to the Business, any of its Affiliates, will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws or give rise to any other material Liabilities pursuant to Environmental Laws, including without limitation any Liabilities relating to on-site or off-site releases or threatened releases of Hazardous Substances, personal injury, property damage or natural resources damage.

        3.13.    Intellectual Property.

          (a)   Except as set forth on Schedule 3.13(a) of the Disclosure Schedule, Seller and, with respect to the Business, each of its Affiliates, owns or has a valid right to use all Intellectual Property that is used in the conduct of the Business. Each item of Intellectual Property owned or used by Seller or any of its Affiliates in the conduct of the Business immediately prior to the Closing will be owned or available for use by Buyer on the same terms and conditions immediately after the Closing, subject, as applicable, to the receipt of the authorizations, consents and approvals set forth on Schedule 3.2(b)(v) and 5.1(f) of the Disclosure Schedule. To Seller's Knowledge, Seller and its Affiliates have taken all action necessary to maintain and protect each item of Intellectual Property that it owns or uses.

          (b)   To Seller's Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, has interfered with, infringed upon, misappropriated or otherwise come into conflict with or violated any Intellectual Property rights of any Person. To Seller's Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, has received any charge, complaint, claim, demand or notice alleging any of the foregoing. To Seller's Knowledge, no Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller or, with respect to the Business, any of its Affiliates. Neither Seller nor, with respect to the Business, to Seller's Knowledge, any of its Affiliates, has made or given any charge, complaint, claim, demand or notice alleging any of the foregoing.

          (c)   Schedule 3.13(c) of the Disclosure Schedule sets forth all of the following that are owned or used by Seller or any of its Affiliates in the conduct of the Business: (i) patents, patent applications, and notices of inventions or other records of new inventions; (ii) registered and unregistered trademarks; (iii) registered copyrights and applications to register copyrights; (iv) all Intellectual Property owned by any other Person that is material to the Business; (v) domain names and trade names; and (vi) any other Intellectual Property that is material to the Business.

          (d)   With respect to each item of Intellectual Property owned by Seller or, with respect to the Business, any of its Affiliates, and required to be identified on the Disclosure Schedule (and, to Seller's Knowledge, with respect to each other item of Intellectual Property required to be identified on the Disclosure Schedule): (i) no action, suit, proceeding, hearing, charge, complaint, claim or demand is pending or, is threatened that challenges the legality, validity, enforceability, use or ownership of the item, and to Seller's Knowledge, there is no basis for the foregoing; and (ii) no loss or expiration of the item is pending, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or any other Person).

          (e)   Except with respect to: licenses of commercial off-the-shelf software available on reasonable terms for a license fee of no more than $50,000 and those licenses set forth on Schedule 3.13(c) of the Disclosure Schedule, to the Seller's Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, is required, obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise (except for maintenance and renewal fees to be paid to the United States Patent and Trademark Office and other Government Entities) to any owner, licensor of or other claimant to any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business and none shall become payable as a result of the Closing.

          (f)    To Seller's Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, has granted any license, sublicense, agreement or other permission to any other Person with respect to any Intellectual Property included in the Acquired Assets.

          (g)   To Seller's Knowledge, Seller and, with respect to the Business, each of Seller's Affiliates has taken all necessary and desirable actions to maintain and protect all of the Intellectual Property related to or used in the Business and will continue to maintain and protect all of such Intellectual Property prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Seller's Knowledge, the owners of any of the Intellectual Property licensed to Seller or, with respect to the Business, any of Seller's Affiliates, have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

        3.14.    Real Estate.

          (a)   Schedule 3.14(a) of the Disclosure Schedule sets forth the legal description of each parcel of Real Property, including insurable appurtenant easements thereto.

          (b)   Seller has good, valid and marketable title in fee simple to each parcel of Real Property, free and clear of Liens and Debt, except for Permitted Liens and those matters specifically identified on Schedule 3.14(b) of the Disclosure Schedule, if any.

          (c)   To Seller's Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation, walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection security and surveillance systems and telecommunications, computer, wiring and cable installations), included in the Real Property are in good condition and repair (ordinary wear and tear excepted) and sufficient for the operation of the Business. The Real Property has full and free access to and from public highways, streets or roads and there is no pending or, to Seller's Knowledge, threatened proceeding that would impair or result in the termination of such access. The zoning classification of each improvement on the Real Property is such that it may be used as currently used by Seller and the Business. To Seller's Knowledge, no improvements at any Real Property encroach upon any adjoining land, and no improvements from adjoining land encroach upon any Real Property. The Real Property constitutes one or more complete tax parcels. No part of the Real Property is included in any tax parcel owned by someone other than Seller, and no part of any real property owned by anyone other than Seller is included in the tax parcel(s) constituting the Real Property. The Real Property is legally conveyable without subdivision or re-platting.

          (d)   To Seller's Knowledge, except for the Permits set forth on Schedule 3.12(a) of the Disclosure Schedule or the matters identified on Schedule 3.10 of the Disclosure Schedule, there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used and, except for Permitted Liens and those matters specifically identified on Schedule 3.14(d) of the Disclosure Schedule, Seller is in peaceful and undisturbed possession of each parcel of Real Property that is described on Schedule 3.14(a) of the Disclosure Schedule. Except as set forth on Schedule 3.14(d) of the Disclosure Schedule, neither Seller nor, with respect to the Business, any of its Affiliates, has leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and, to Seller's Knowledge, no other Person has any rights to the use, occupancy or enjoyment thereof. To Seller's Knowledge, there is no adverse party in possession of any Real Property or any portion thereof.

          (e)   There are no pending or, to Seller's Knowledge, contemplated or threatened condemnation proceedings against all or any portion of the Real Property. To Seller's Knowledge, there are no: (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Real Property; or (ii) any planned improvements which may result in any new assessment against the Real Property. To Seller's Knowledge, none of the Real Property, buildings, structures, fixtures, building systems and equipment, or the use thereof, contravenes or violates any Legal Requirements.

        3.15.    Litigation.    Schedule 3.15 of the Disclosure Schedule: (a) describes all outstanding Orders, or charges related to Seller, the Acquired Assets or the Business; and (b) describes all actions, suits, proceedings, hearings, arbitrations and other legal or administrative proceedings to which Seller or, with respect to the Acquired Assets or the Business, any Affiliate of Seller, is a party or, to Seller's Knowledge, threatened to be made a party. None of the matters listed or required to be listed on Schedule 3.15 of the Disclosure Schedule, if determined adversely, could reasonably be expected to result in or give rise to: (i) any Liabilities in excess of $50,000.00, either individually or in the aggregate; (ii) any criminal liability in respect of Seller, any of Seller's Affiliates or the Business, or (iii) any restrictions, penalties, limitations, or other Liens being imposed on the Acquired Assets or the operation of the Business.

        3.16.    Employee Benefits.

          (a)   Schedule 3.16(a) of the Disclosure Schedule lists each material Employee Benefit Plan that Seller or any ERISA Affiliate maintains, to which Seller or any ERISA Affiliate contributes or has any obligation to contribute, or with respect to which Seller or any ERISA Affiliate has any Liability.

              (i)  Except as would not have a Material Adverse Effect, each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan, the material terms of any applicable collective bargaining agreement and all Legal Requirements.

             (ii)  Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and, to Seller's Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

            (iii)  Seller has delivered or made available to Buyer correct and complete copies of the plan documents (including all amendments) and, in the case of unwritten Employee Benefit Plans, written descriptions thereof, summary plan descriptions, any other communications provided to participants regarding each such Employee Benefit Plan, the most recent determination letter received from the Internal Revenue Service, and the most recent annual report (IRS Form 5500, with all applicable attachments).

          (b)   Neither Seller nor any ERISA Affiliate maintains, contributes to, has any obligation to contribute to or has any Liability (or has done or had any of the foregoing since January 1, 2007) under or with respect to any "defined benefit plan" (as defined in Section (3)(35) of ERISA) or any "multiemployer plan" (as defined in Section (3)(37) or 4001(a)(3) of ERISA). Neither Seller nor any ERISA Affiliate has since January 1, 2007 maintained or contributed to a plan subject to Section 412 of the Code, including a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

          (c)   Neither Seller nor any ERISA Affiliate maintains, contributes to or has any obligation to contribute to, or has any Liability with respect to, any employee welfare benefit plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of Seller (or any spouse or other dependent thereof) other than in accordance with and as required by COBRA.

          (d)   Except as set forth on Schedule 3.16(d) of the Disclosure Schedule, the consummation of the Transaction will not: (i) entitle any current or former employee, officer or director of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment; or (ii) accelerate the time of payment or vesting or increase the amount of compensation otherwise due any such individual.

          (e)   Neither Seller nor any ERISA Affiliate nor any "party in interest" or "disqualified person" with respect to the Employee Benefit Plan has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

        3.17.    Insurance.    Schedule 3.17 of the Disclosure Schedule lists each insurance policy, bond or other form of insurance maintained by or for the benefit of Seller (the "Insurance Policies"). With respect to each Insurance Policy: (a) to Seller's Knowledge, such policy is legal, valid, binding, enforceable and in full force and effect; (b) to Seller's Knowledge, such policy will continue to be legal, valid, binding, enforceable and in full force and effect on the same terms following the consummation of the Transaction; (c) neither Seller nor, to Seller's Knowledge, any other party to such policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to Seller's Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under such policy; (d) to Seller's Knowledge, no party to such policy has repudiated any provision thereof; and (e) Seller has provided to Buyer a true, correct and complete copy of such policy. To Seller's Knowledge, Seller, the Facility, the Acquired Assets and the Business have been covered during the past six years by insurance in scope and amount customary and reasonable for the Business during such period.

        3.18.    Contracts.

          (a)   Schedule 3.18(a) of the Disclosure Schedule contains a list of each of the following contracts, agreements or other arrangements to which Seller is a party or by which any of its assets or properties, including, without limitation, the Acquired Assets, the Facility and the Business, are bound (the "Scheduled Contracts"):

              (i)  agreement (or series of agreements with the same counterparty or its Affiliates) that involves the delivery of goods, materials or services by Seller that may result in consideration paid to Seller in excess of $50,000.00, either individually or in the aggregate;

             (ii)  agreement (or series of agreements with the same counterparty or its Affiliates) that involves the delivery of goods, materials or services to Seller that may result in consideration paid by Seller in excess of $50,000.00, either individually or in the aggregate;

            (iii)  collective bargaining agreement or other similar contract with any labor union;

            (iv)  agreement for the employment of any Person on a full-time, part-time, consulting or other basis;

             (v)  agreement, guaranty or indenture relating to borrowed money or other Debt of Seller or any material Lien on any asset of Seller or any Affiliate of Seller to the extent related to the Business;

            (vi)  agreement that restricts the ability of Seller or the Business to engage in any line of business or compete with any Person;

           (vii)  joint venture or partnership agreement involving a sharing of profits, losses, costs or liabilities by Seller or the Business with any other Person;

          (viii)  lease or agreement under which Seller is (A) lessee of or holds or operates any tangible personal property owned by any other Person, or (B) lessor of or permits any other Person to hold or operate any tangible personal property owned or leased by Seller;

            (ix)  lease, sublease, license, easement or other agreement under which Seller is (A) lessee of or holds or operates any real property, including the Real Property, or (B) lessor of or permits any other Person to hold or operate any real property owned or leased by Seller;

             (x)  agreement (including any license, sublicense or other permission) under which (A) Seller has granted to any Person any rights in any Intellectual Property owned or leased by Seller, and (B) any Person has granted to Seller any rights in any Intellectual Property;

            (xi)  power of attorney granted by or to Seller;

           (xii)  agreement with, or loan to or from, any director, officer, employee, agent or other Affiliate of Seller;

          (xiii)  agreement not entered into in the ordinary course of business;

          (xiv)  other agreement (or series of agreements with the same counterparty or its Affiliates) that (A) involves the payment or potential payment, pursuant to the terms of any such contract or agreement, to or by Seller of more than $50,000.00, either individually or in the aggregate, and (B) cannot be terminated within 30 days after giving notice of termination without resulting in any cost or penalty to Seller or, following the Closing, Buyer; and

           (xv)  other agreement that is material to Seller or the Business.

          (b)   There are no contracts, agreements or other arrangements to which Seller is a party or by which any of its assets or properties, including, without limitation, the Acquired Assets, the Facility and the Business, are bound which would constitute a Scheduled Contract, except as set forth on Schedule 3.18(a) of the Disclosure Schedule. Seller has provided to Buyer a true, correct and complete copy of each written Scheduled Contract and an accurate written description of the material terms of each oral Scheduled Contract. Each Scheduled Contract has been entered into on an arm's-length basis and, is a valid and binding obligation of Seller or Seller's Affiliate party thereto and, to Seller's Knowledge, each of the other parties thereto, enforceable against them in accordance with its express terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). To Seller's Knowledge, no course of conduct of any party to any Scheduled Contract, with respect to the performance of its obligations or exercise of its rights thereunder, is inconsistent with the express terms and conditions of said Scheduled Contract. To Seller's Knowledge, no Person is in material violation or breach of or material default under any Scheduled Contract. Except as set forth on Schedule 3.2(b)(iii), Schedule 3.2(b)(v) or Schedule 5.1(f) of the Disclosure Schedule, the Transaction does not require the consent of any party to any Scheduled Contract, will not result in a material violation or breach of or material default under any Scheduled Contract and will not otherwise cause any Scheduled Contract to cease to be legal, binding, enforceable and in full force and effect on the same terms following the Closing. There are presently no renegotiations of, or attempts to renegotiate any material provision (including fees or other payment amounts) under any Scheduled Contract and no Person has made any written demand to Seller or any of its Representatives for such renegotiation.

        3.19.    Employees.

          (a)   Neither Seller nor any of its Affiliates is a party to or bound by any collective bargaining or similar agreement with any labor organization relating to any employees of the Business, or work rules or practices agreed to with any labor organization and to Seller's Knowledge, no union or labor organization claims to represent any of the employees of the Business. There is no collective bargaining agreement or similar agreement with any labor organization under current negotiation, nor, to Seller's Knowledge, are there any union organizing activities among the employees of the Business or any demand for recognition of any labor organization. There is currently no strike, slowdown, sitdown, work stoppage, interruption of work, picketing, handbilling, corporate campaign activity or other concerted labor dispute pending or to Seller's Knowledge, threatened at the Facility. No claims, charges, administrative proceedings, or formal complaints for unfair labor practices or violations of labor and/or employment laws brought by any employee or the Business are pending or, to Seller's Knowledge, have been threatened, against Seller or the Business, and there are no grievances or arbitration proceedings against Seller or the Business pending under any collective bargaining agreement or other labor agreement.

          (b)   Seller and its Affiliates are in compliance, in all material respects, with all applicable Legal Requirements respecting labor, employment, fair employment practices, employee privacy, the collection and payment of all Taxes and other withholdings, terms and conditions of employment, workers' compensation, occupational safety, plant closings and wages and hours with respect to the employees of the Business. To Seller's Knowledge, neither Seller nor any of its Affiliates is liable for the payment of any claims, Damages, fines, penalties, or other amounts, however designated, for failure to comply with any labor or employment Legal Requirements. Neither Seller nor any of its Affiliates is a party to any judgment, settlement agreement, consent decree, or other agreement with any Government Entity requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter of the Business. In the last two years, neither Seller nor any of its Affiliates has received any notice of the intent of any Government Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Business and no such investigation is in progress. The qualifications for employment of each of the employees of the Business under applicable immigration laws have been reviewed by Seller and a properly completed Form I-9 is on file with Seller for each employee. Seller has materially complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder. To Seller's Knowledge, every Person who currently provides service to the Business or any other Person at the request of Seller has been properly classified by the Business as an employee or independent contractor in compliance with all Legal Requirements.

          (c)   Neither Seller nor any of its Affiliates is delinquent in payments which are due and payable under any applicable law to any employees of the Business for any wages, salaries, commissions, bonuses, vacation, sick leave, other paid time off, severance pay or other compensation for any services performed by them to the date hereof.

        3.20.    Affiliate Transactions.    To Seller's Knowledge, except as disclosed on Schedule 3.20 of the Disclosure Schedule, none of Seller's officers, directors, employees or Affiliates: (a) has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business; (b) owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that: (i) has business dealings or a material financial interest in any transaction with Seller; or (ii) engages in competition with Seller; (c) is a party to any contract or agreement with Seller; or (d) has any cause of action or other claim against, or owes or has advanced any amount to, Seller.

        3.21.    Inventory and Parts.    The Inventory consists of a quality and quantity that are usable and salable at normal profit margins and within customary time periods in the ordinary course of business and contain no amount of slow-moving, obsolete or damaged items or materials in excess of reserves reflected in the Latest Balance Sheet for such purposes. Except as set forth on Schedule 3.21, the Inventory and the spare parts inventory has not been consigned to others, nor is any of the Inventory or the spare parts inventory consigned to Company. Except as set forth on Schedule 3.21, no Inventory or spare parts inventory of Company is located at a location other than the Facility or with a common carrier in transit to or from a vendor or customer, and no Inventory or spare parts inventory of another Person is located at the Facility. All purchased parts are merchantable and fit for the purpose for which they were procured in all material respects, and none of which is slow-moving, obsolete, damaged, or defective in any material respect.

        3.22.    Permits and Licenses.    Schedule 3.22 of the Disclosure Schedule contains a true and complete list of all material licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Government Entity to Seller or with respect to the Acquired Assets or the Business (the "Permits"). To Seller's Knowledge, Seller possesses all Permits necessary for the current operation of the Business and the Acquired Assets and is in compliance (other than instances of non-compliance that are individually, and in the aggregate, immaterial) with all Permits. All Permits are in full force and effect and there are no proceedings pending or, to Seller's Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Seller is not in default or violation of, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation in any respect of any term, condition or provision of, any Permit that would allow the Permit to be terminated. To Seller's Knowledge, except as specifically indicated on Schedule 3.22 of the Disclosure Schedule, no Permit will be impaired or in any way affected by the consummation of the Transaction or any Transaction Document.

        3.23.    Tangible Assets.    Except as set forth on Schedule 3.23 of the Disclosure Schedule, each tangible asset included in the Acquired Assets is, in all material respects, in good operating condition and repair (ordinary wear and tear excepted) and is suitable for the purposes for which it is used. The Acquired Assets comprise all of the assets that are necessary for Buyer to conduct the Business as it has been conducted by Seller and (except for the Excluded Assets) constitute all of the assets used to conduct the Business.

        3.24.    Product Warranty.    All products manufactured, sold, leased or delivered by Seller (or any Person for which Seller may be responsible) have been in material conformity with all applicable contractual commitments, express and implied warranties and Legal Requirements, and Seller has no material Liability for replacement thereof or other Damages in connection therewith.

        3.25.    Product Liability.    Seller has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by Seller (or any Person for which Seller may be responsible).

        3.26.    Customers and Suppliers.    Schedule 3.26 of the Disclosure Schedule contains a list of the five (5) largest customers and the one-hundred (100) largest suppliers of Seller each of for the fiscal years ended October 31, 2010 and 2011 and for the twelve (12) month period ended October 31, 2012, and includes the net sales or purchases by Seller attributable to each such customer or supplier for each such period. No customer or supplier listed on Schedule 3.26 of the Disclosure Schedule, nor any other material customer or supplier of the Business, has given written notice that it will or, to Seller's Knowledge, otherwise intends to, cease doing business with the Business or decrease the amount of business it does with the Business in any material respect, including following the Closing.

        3.27.    Vehicles.    Schedule 3.27 of the Disclosure Schedule contains a true, complete and correct list of all vehicles and equipment owned by Seller where the ownership of such vehicle or equipment is evidenced by a certificate of title.

        3.28.    Disclosure.    No representation or warranty contained in this Article 3 or the Schedules to this Article 3, omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances in which they were made, not misleading. To Seller's Knowledge, no fact exists that has not been disclosed to Buyer that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

 ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF BUYER

        Buyer represents and warrants to Seller as of the date hereof and at Closing the following:

        4.1.    Organization, Power and Authorization.    Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power to carry on the business in which it is engaged and to own and use the properties owned and used by it. Buyer has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Buyer's execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by all necessary limited liability company action.

        4.2.    Binding Effect and Noncontravention.

          (a)   This Agreement has been duly executed and delivered by Buyer and constitutes, and each other Transaction Document to which Buyer is a party when executed and delivered will constitute, a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

          (b)   The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not: (i) violate any Legal Requirement to which Buyer is subject or its charter or bylaws; (ii) materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which Buyer is bound or to which Buyer's assets are subject; or (iii) require any authorization, consent, approval or notice by or to any Person (except for those which have been obtained or provided).

        4.3.    No Litigation.    No litigation is pending or, to the knowledge of Buyer, threatened against or affecting Buyer that questions the legality, validity or enforceability of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated by this Agreement.

        4.4.    Funding.    Buyer will have on the Closing Date, sufficient cash on hand from equity contributions of Buyer's members, Buyer's immediately available internal funds or available under an established committed credit facility or unutilized lines of credit with financial institutions to pay the Purchase Price and consummate the Transaction.

        4.5.    Brokers.    Buyer has not retained any broker in connection with the Transaction. Seller will not have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the Transaction by reason of any action taken by or on behalf of Buyer.

        4.6.    Financial Ability.    Buyer has on the date hereof legally binding commitments for equity contributions from its members of $24,000,000. Buyer will have on the Closing Date, sufficient cash on hand from equity contributions of Buyer's members, Buyer's immediately available internal funds or available under an established committed credit facility or unutilized lines of credit with financial institutions to pay the Purchase Price.

        4.7.    Condition of Business.    The Buyer has made all inspections and investigations of the Business and the Acquired Assets deemed necessary or desirable by the Buyer. The Buyer acknowledges and agrees that it is purchasing the Acquired Assets based on the results of its inspections and investigations, and not on any representation or warranty of the Seller, or any of its Affiliates, not expressly set forth in this Agreement or the other Transaction Documents. Any claims the Buyer may have for breach of representation or warranty shall be based solely on the respective representations and warranties of the Seller expressly set forth in this Agreement or the other Transaction Documents. ALL WARRANTIES OF MERCHANT-ABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE, ARE HEREBY WAIVED BY THE BUYER. The Buyer further acknowledges that, other than the respective representations and warranties of the Seller and Buyer set forth in this Agreement or the other Transaction Documents, neither Seller, nor any of its Affiliates, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller, the Business or the Acquired Assets, including in any confidential memoranda distributed by or on behalf of the Seller relating to the Business, or in any other publication, document or information provided to the Buyer or its Representatives or otherwise in connection with the Business or the sale of the Acquired Assets.

ARTICLE 5
CONDITIONS TO THE CLOSING

        5.1.    Conditions to Buyer's Obligation.    Buyer's obligation to effect the Transaction is subject to the satisfaction as of the Closing of the following conditions precedent (unless waived by Buyer):

          (a)    Representations and Warranties.    Each of the representations and warranties of Seller contained in Article 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

          (b)    Covenants.    Seller shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to this Agreement through the Closing.

          (c)    Proceedings.    No action, suit or proceeding shall be pending before any Government Entity that would reasonably likely result in an Order that would: (i) prevent or prohibit the consummation of the Transaction; or (ii) cause any of the Transaction to be rescinded following consummation.

          (d)   [Reserved]

          (e)    Governmental Licenses, Permits and Approvals.    Buyer shall have obtained the Government Entity licenses, permits and approvals listed on Schedule 5.1(e).

          (f)    Third-Party Consents.    Seller shall have obtained the third-party consents listed on Schedule 5.1(f).

          (g)    Facility Operations.    The Facility shall be operating in the ordinary course of business on the Closing Date and shall have been operating in the ordinary course of business for each of the five days immediately preceding the Closing Date.

          (h)    No Material Adverse Effect.    There shall not have occurred any Material Adverse Effect.

          (i)    Member Approval.    The Member Approval shall have been obtained.

          (j)    Fairness Opinion.    Seller shall have been issued a fairness opinion and such fairness opinion shall be included in the Proxy Statement as an exhibit.

          (k)    Seller's Closing Documents.    The following documents (duly executed as appropriate) shall have been delivered to Buyer, any of which may be waived by Buyer:

              (i)  the Bill of Sale, duly executed by Seller;

             (ii)  the Deed, duly executed by Seller;

            (iii)  the Escrow Agreement duly executed by Seller and Escrow Agent;

            (iv)  a non-foreign affidavit dated as of the Closing Date in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a "foreign person" as defined therein;

             (v)  customary payoff letters or evidence of termination of the Debt and Liens listed on Schedule 2.3(b)(i) and, if applicable, customary payoff letters or evidence of termination of any other Debt or Liens required to be satisfied or terminated by Seller prior to or at the time of Closing pursuant to Section 2.3(b) of this Agreement; and

            (vi)  a certificate dated as of the Closing Date from a duly authorized signatory of Seller certifying: (A) that resolutions in the form attached to the certificate have been duly adopted by its Board authorizing the execution of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and (B) the satisfaction of the conditions under Sections 5.1(a) and 5.1(b).

          (l)    Gavilon Documents.    The Gavilon Documents shall have been entered into by and between Gavilon, LLC, Seller and Buyer.

          (m)    Alcohol Fuel Permit.    The Alcohol Fuel Permit from the Alcohol and Tobacco Tax and Trade Bureau must have been approved and received by Buyer, allowing it to operate the Facility.

          (n)    Financing.    This Agreement is subject to Buyer obtaining reasonably acceptable financing from AgStar Financial Services in an aggregate amount of at least $50 million.

        5.2.    Conditions to Seller's Obligation.    Seller's obligation to effect the Transaction is subject to the satisfaction as of the Closing of the following conditions precedent (unless waived by Seller):

          (a)    Representations and Warranties.    Each of the representations and warranties of Buyer contained in Article 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

          (b)    Covenants.    Buyer shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by Buyer pursuant to this Agreement through the Closing.

          (c)    Proceedings.    No action, suit or proceeding shall be pending before any Government Entity which would reasonably and likely result in an Order that would: (i) prevent or prohibit the consummation of the Transaction; or (ii) cause any of the Transaction to be rescinded following consummation.

          (d)   [Reserved]

          (e)    Member Approval.    The Member Approval shall have been obtained.

          (f)    Buyer's Closing Documents.    The following documents (duly executed as appropriate) must have been delivered to Seller:

              (i)  the Bill of Sale, duly executed by Buyer;

             (ii)  the Escrow Agreement duly executed by Buyer; and

            (iii)  a certificate dated as of the Closing Date from Buyer certifying: (A) that resolutions in the form attached to the certificate have been duly adopted by Buyer's board authorizing the execution of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby and (B) the satisfaction of the conditions under Sections 5.2(a) and 5.2(b).

          (g)    Gavilon Documents.    The Gavilon Documents duly executed by Gavilon, LLC, Seller, and Buyer.

ARTICLE 6
COVENANTS OF SELLER PENDING CLOSING

        6.1.    Limitation on Conduct Prior to Closing Date.    Between the date hereof and the Closing Date, except as contemplated by this Agreement and subject to Legal Requirements, Seller agrees to conduct the Business in the ordinary course in substantially the manner heretofore conducted, and Seller shall not, without the prior written consent of Buyer:

          (a)   grant any general or uniform increase in the rate of pay to employees or employee benefits other than in the ordinary course of business;

          (b)   make any commitments with respect to capital expenditures in excess of $50,000.00 with respect to any item or project or in the aggregate with respect to any related items or projects, except for capital expenditures described in the Disclosure Schedule, ordinary repairs, renewals and replacements and any expenditures contemplated by Section 6.2(a) (other than commitments that will have been paid in full prior to the Closing);

          (c)   compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any Tax Authority or file any pleading in court in any Tax litigation or any appeal from an asserted deficiency, or file or amend any Tax Return, or make any Tax election that is inconsistent with Seller's current tax election practices, change or make any Tax elections or its Tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, the Code, or any other statutory or financial accounting principles or a Government Entity;

          (d)   adopt or enter into any new employment agreement with any employee or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except to comply with Legal Requirements;

          (e)   sell, assign, transfer, mortgage, lease, license, abandon, permit to lapse, encumber or otherwise dispose of any assets or release or waive any claim, except for sales of finished goods Inventory in the ordinary course of business and consistent with past practices;

          (f)    settle any material claim, action or proceeding involving any material Liability for monetary Damages or enter into any settlement agreement containing material obligations;

          (g)   incur any Debt except for in the ordinary course of business or short-term borrowings made at prevailing market rates and on terms consistent with prior practice (it being agreed that if any such Debt is incurred it shall be repaid in full on or prior to Closing as contemplated by Section 2.3); provided that all Debt incurred or agreements made with AgStar Financial Services, ACA under or pursuant to the loan agreement dated September 1, 2011 or the forbearance agreement dated December 21, 2012, each as amended, shall be considered in the ordinary course of business for purposes of this Section 6.1;

          (h)   enter into any new material line of business;

          (i)    amend or modify any Scheduled Contract or enter into any agreement or contract that would be required to be a Scheduled Contract, provided, that Seller may renew an existing Scheduled Contract in the ordinary course of business on substantially equivalent terms;

          (j)    take any action that would or could reasonably be expected to: (i) adversely affect the ability of Buyer or Seller to obtain any necessary approval of any Government Entity or other Person required for the Transaction; (ii) adversely affect Seller's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Buyer's or Seller's obligations hereunder not being satisfied;

          (k)   engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice; or

          (l)    agree or make any commitment to take any actions prohibited by this Section 6.1.

        6.2.    Affirmative Conduct Prior to Closing.    Between the date hereof and the Closing, Seller shall:

          (a)   continue making all budgeted capital expenditures, including the capital expenditures described in Schedule 6.2(a) and ordinary repairs, maintenance, renewals and replacements in the ordinary course of business consistent with past practice and industry standards;

          (b)   use commercially reasonable efforts consistent with this Agreement to maintain and preserve intact the present business organization and to maintain and preserve the relationships and goodwill with customers, employees, suppliers, Government Entities and others having business or regulatory relationships with Seller or the Business;

          (c)   keep in full force and effect all of its Permits;

          (d)   use commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which it owns or leases and on the Business;

          (e)   solely with respect to the Acquired Contracts, perform contractual obligations in all material respects and not default on any such obligations in any material respect or otherwise take or omit to take any action, the result of which would be a termination of such Acquired Contract or permit the counterparty to such contract to exercise any termination rights in respect thereof;

          (f)    duly observe and conform in all material respects to all Legal Requirements;

          (g)   maintain the assets and properties of the Business in good condition and repair, normal wear and tear excepted;

          (h)   file all Tax Returns required to be filed with any Tax Authority in accordance with Legal Requirements, and to timely pay all Taxes due and payable whether or not shown in the respective Tax Returns that are so filed; and

          (i)    promptly notify Buyer regarding receipt from any Tax Authority of any notification of (i) the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the Tax liabilities or attributes of Seller, (ii) any actual or threatened collection enforcement activity by any Tax Authority with respect to Tax liabilities of any Reporting Party, or (iii) any termination or threatened termination of benefits under any Tax incentive or similar program with any Government Entity.

        6.3.    Exclusivity.    From and after the date hereof, Seller will not, directly or indirectly: initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Alternative Transaction (as defined below); negotiate or have any discussions with any Person in furtherance of such inquiries in respect of an Alternative

Transaction; agree to or endorse any Alternative Transaction; approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Alternative Transaction; or, agree to do any of the foregoing, or authorize any of its Representatives to take any such action, and will direct its Representatives not to take any such action, and Seller will notify Buyer of all of the relevant details relating to all inquiries and proposals that it may receive relating to any of such matters. For purposes of this Agreement, "Alternative Transaction" means any of the following involving Seller, the Acquired Assets, the Business or the Facility, on the one hand, and any Person (other than Buyer or any of its Affiliates, such Person, a "Third Party"), on the other hand: any merger, consolidation, share exchange or other business combination; a sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of any assets of Seller (other than the Excluded Assets), the Acquired Assets, the Business or the Facility other than in the ordinary course of business; a sale of member units of Seller (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire member units). Notwithstanding the foregoing, in the event that Seller receives an a proposal from a Third Party for an Alternative Transaction that, in the business judgment of the Board of Directors of Seller, is a superior offer for the members (a "Superior Proposal"), Seller may negotiate with such Third Party to the extent consistent with the fiduciary duties of the Board of Directors of Seller. If Seller enters into a letter of intent with such Third Party making the Superior Proposal, Seller will immediately notify Buyer of such letter of intent and Buyer shall have the option to match, in writing, the competing offer. If Buyer declines to match the competing offer in writing, Seller may terminate this Agreement to pursue a transaction with the competing Third Party upon promptly paying Buyer a "breakup fee" in the amount of Two Million Dollars ($2,000,000) (the "Breakup Fee").

        6.4.    Filings.    Seller agrees that through the Closing, Seller's reports, proxy statements, registrations, statements and other filings required to be filed with any applicable Government Entity will comply in all material respects with all Legal Requirements and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall afford Buyer a reasonable opportunity to review and comment on such documents to the extent specifically related to the Transaction, the Acquired Asset or the Business prior to the filing.

        6.5.    Proxy Statement.    As promptly as reasonably practicable, but no later than five (5) Business Days after the date hereof, Seller shall prepare and file the Proxy Statement with the SEC in accordance with Regulation 14A of the Exchange Act. Seller shall provide Buyer with the opportunity to review and suggest comments on the Proxy Statement prior to its filing with the SEC. Seller shall consider Buyer's comments in good faith, but Buyer's consent (and the incorporation of Buyer's comments) shall not be required for any SEC filing. Seller shall distribute the Proxy Statement to its unitholders in accordance with Regulation 14A of the Exchange Act.

        6.6.    Member Meeting.    Seller shall, within fifteen (15) Business Days following the date of this Agreement, duly call and give notice of, and thereafter convene and hold, within thirty (30) days of the giving of such notice, a meeting of the members (the "Member Meeting") at which the required members of Company shall vote to approve or reject this Agreement, the Transaction Documents and the Transaction contemplated hereby (the "Member Approval"), provided that said fifteen (15) Business Days period shall be extended on a day-for-day basis for each day SEC review delays the filing of the definitive Proxy Statement beyond 11 days after the filing of the preliminary Proxy Statement. Following the execution of this Agreement and prior to the Member Meeting, Seller shall deliver to the required members a Proxy Statement describing this Agreement and the Transaction represented hereby and such other information as Seller determines in its discretion.

        6.7.    Access.    Seller will: (i) afford, upon reasonable notice, to Buyer and its Representatives reasonable access during normal Business hours to the Business, the Facility, the Acquired Assets and

Seller's offices, properties, customers, suppliers, employees, operations, properties, books, files and other Records; (ii) furnish to Buyer and its Representatives such additional financial and operating data and other information and Records regarding the Business (or copies thereof) as Buyer may from time to time reasonably request; and (iii) will reasonably cooperate with Buyer to enable Buyer and its Representatives to make an examination of the financial statements, Business, the Acquired Assets, Assumed Debt and Assumed Liabilities, and other assets and Liabilities of Seller and its Affiliates related to the Business, including, without limitation, as necessary or desirable to observe any turnarounds or similar material maintenance operations at the Facility. Without limiting the foregoing, Seller hereby agrees to provide to Buyer on or immediately prior to the Closing Date, or the extent not reasonably practicable, promptly following the Closing Date, information relating to: (i) compensation that Seller has paid or will pay in the current year through the Closing Date to each of Hired Employees; and (ii) all Taxes paid or remitted (or to be paid or remitted) to the Tax Authority by Seller and each of its employees, as applicable, under the Federal Unemployment Tax Act and the Federal Insurance Contributions Act that are attributable to the compensation referenced in clause (i). Seller and Buyer further agree that they will utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting relating to the foregoing.

        6.8.    Environmental Matters.    Prior to the Closing, Seller will: (a) (i) prepare and complete accurately those notices and reports identified on Schedule 6.8 to the extent such notices and reports relate to periods during which Seller or, with respect to the Business, any of Seller's Affiliates, owned or operated any of the Acquired Assets or the Business; (ii) use commercially reasonable efforts to provide copies of all such notices and reports to Buyer as soon as practical; (iii) sign and, if required by Legal Requirements, certify all such notices and reports, in each case after a reasonable inquiry with regard to the information contained in such notices and reports; (iv) file all such notices and reports with the appropriate Government Entity or third party no later than the date on which such reports or notices are required to be filed; provided that, to the extent that any such notice or report is not required to be filed with a Government Entity or third party until after the Closing Date, Seller may prepare and complete the same after the Closing Date but prior to the earlier of the date such notice or report is required to be filed and the date that is three (3) months following the Closing Date, and (b) remove from the Facility any Hazardous Substance or other waste (including solid waste, universal waste and used oil) generated prior to the Closing Date which, if not removed, would be required to be removed under applicable Legal Requirements.

        6.9.    Notifications.    Until the Closing Date, each party hereto shall promptly notify the other parties in writing of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect on or prior to the Closing Date, and (b) any material failure of the party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Seller may, from time to time prior to or at the Closing by notice given in accordance with this Agreement, supplement or amend the Disclosure Schedule (other than Schedule 1.2 (Acquired Contracts) or Schedule 1.5 (Excluded Assets)), any supplement or amendment to which shall require the prior written approval of Buyer, which may be granted or denied in Buyer's sole discretion) to correct any matter that would otherwise constitute a breach of any representation or warranty contained herein; provided, however, that such supplements and amendments and any other updates to the Disclosure Schedule shall be disregarded for purposes of, and shall not affect, (x) any rights of Buyer hereunder, including Buyer's rights to indemnification or to terminate this Agreement set forth under Articles VIII or IX, or (y) any of Buyer's conditions to consummate the Transaction set forth in Section 5.1; or (z) any of the Assumed Liabilities or Assumed Debt.

        6.10.    Interim Financial Information.    No later than thirty (30) days following the end of each monthly accounting period subsequent to October 31, 2012 and prior to the Closing, Seller shall deliver to Buyer periodic financial statements and reports in the form that it customarily prepares for its internal purposes concerning the Seller and the Business, all of which financial statements and reports (i) will have been prepared in accordance with the books of account and other financial records of Seller; and (ii) to the extent such information consists of financial statements, be deemed included in the definition of the term "Financial Statements" solely for the purposes of the representations and warranties contained in Section 3.6 and any indemnification provisions related thereto.

        6.11.    Instruments of Conveyance.    Seller shall execute and deliver the Transaction Documents, and shall use commercially reasonable efforts to obtain from third parties, such other usual and customary documents as are reasonably necessary or desirable to (a) vest in Buyer all the right, title and interest of Seller, in, to or under any or all of the Acquired Assets, including, with respect to vehicles, certificate of title, and (b) allow Buyer to obtain owner's title insurance with extended coverage from a reputable licensed title insurer(s) of Buyer's choice (with such endorsements as Buyer shall request), including, without limitation, evidence of corporate authority, corporate authorizing resolutions, and customary owner's affidavits and certifications, mechanics' lien indemnities and gap indemnities as Buyer and the title insurer may request.

ARTICLE 7
COVENANTS

        7.1.    Further Assurances.    Buyer and Seller will take such further actions (including the execution and delivery of such further instruments and documents) as the other parties may reasonably request to carry out the purposes of this Agreement.

        7.2.    Litigation Support; Access.    From and after the Closing, in the event that and for so long as Buyer is actively prosecuting, asserting, contesting or defending any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction arising on or prior to the Closing Date involving Seller or the Business, Seller will reasonably cooperate with Buyer and provide Buyer with reasonable access to their personnel and documents as are necessary in connection with such prosecution, assertion, contest or defense, and, except as otherwise provided under Article 8, all at the sole cost and expense of Buyer. From and after the Closing, in the event that and for so long as Seller is actively prosecuting, asserting, contesting or defending any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction arising on or prior to the Closing Date involving Seller or the Business, Buyer will reasonably cooperate with Seller and provide Seller with reasonable access to their personnel for purposes of interviews, depositions, and trial appearances and documents as are necessary in connection with such prosecution, assertion, contest or defense, and, except as otherwise provided under Article 8, all at the sole cost and expense of Seller.

        7.3.    Confidentiality.    Seller will, and will cause its Affiliates to, treat and hold as confidential all of the Confidential Information, and shall refrain from using any of the Confidential Information except in connection with this Agreement. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person will notify Buyer promptly in writing of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.3. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal, provided, however, that the disclosing Person will use its best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer requests.

        7.4.    Transition.    Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of or Government Entity with jurisdiction over Seller from maintaining the same business and regulatory relationships and good will with Buyer and the Business after the Closing as it maintained with Seller and the Business prior to the Closing. Seller will refer all customer, supplier, regulatory and similar inquiries relating to the Business to Buyer from and after the Closing.

        7.5.    Employment Matters.

          (a)    Hired Employees.    Effective as of the Closing, Seller will terminate and Buyer will make offers of employment to all of Seller's employees as Buyer identifies in a list to Seller prior to the Closing and on such terms and conditions as Buyer determines, in its sole discretion, including that each such offer is subject to Buyer's customary pre-employment/post-offer procedures and qualifications. Nothing in this Agreement will constitute an agreement by Buyer to assume or be bound by any previous or existing employment agreement or arrangement between Seller and any of its employees, or a guaranty that any Person that accepts employment with Buyer will be entitled to remain in the employment of Buyer for a specified period of time. Buyer will have no Liability with respect to any employee who does not become employed by Buyer. Seller will bear all Liability with respect to the federal Workers Adjustment and Retraining Notification Act and similar state laws to the extent applicable to the Transaction. Each of Seller's employees who becomes employed by Buyer shall be a "Hired Employee".

          (b)    COBRA.    Seller will be responsible for providing all notices and continuation coverage required under COBRA to all employees of Seller who are or become "M&A Qualified Beneficiaries" (as such term is defined in Treasury Regulations §54.4980B-9) as a result of the consummation of the Transaction. Specifically, Seller agrees that all obligations to provide such continuation coverage to M&A Qualified Beneficiaries are being allocated to Seller. If Seller and its Affiliates cease to maintain a group health care plan, then, notwithstanding any other provision of this Agreement to the contrary, Seller will be responsible for providing continuation coverage required by COBRA to all employees of Seller and dependents of such employees who are or become M&A Qualified Beneficiaries.

          (c)    Post-Closing Benefits.    Effective as of the Closing, each Hired Employee shall cease participation in the Employee Benefit Plans, and Buyer shall provide, or cause to be provided, to each Hired Employee a level of employee benefits that is no less favorable in the aggregate than the employee benefits provided to similarly situated existing employees of Buyer; provided, however, that nothing herein shall preclude Buyer or its ERISA Affiliates from altering, amending or terminating any of its employee benefit plans, or the participation of any of their employees in such plans, at any time.

          (d)    Prior Service Credit.    Each Hired Employee shall be given credit for his or her years of service with Seller and its ERISA Affiliates prior to the Closing for purposes of determining eligibility, vesting and the accrual of vacation and paid time off (but not other forms of benefit accrual) under each of Buyer's employee benefit plans, programs and policies covering such Hired Employees.

          (e)    Preexisting Conditions and Deductibles.    With respect to each welfare or fringe benefit plan maintained by Buyer or its ERISA Affiliates in which Hired Employees become eligible to participate on or after the Closing, to the extent permitted under the terms of such plans: (i) Buyer shall waive, or cause to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Hired Employees (and their covered dependents), other than any such limitations that are in effect with respect to any Hired Employee (or his or her covered dependents) and that have not been satisfied under the corresponding Employee Benefit Plan maintained by Seller or its ERISA Affiliates immediately prior to the Closing; and (ii) Buyer shall provide each Hired Employee with credit for any deductibles and maximum out-of-pocket requirements paid by such Hired Employee for the then current plan year under the corresponding Employee Benefit Plan maintained by Seller or its ERISA Affiliates immediately prior to the Closing.

          (f)    No Third Party Beneficiaries.    The provisions of this Section 7.5 are solely for the benefit of the parties hereto, and no provision of this Section 7.5, express or implied, is intended or shall be construed to create any third party beneficiary or other rights in any current or former employees of the Seller (including any dependent or beneficiary thereof) in respect of the terms and conditions of employment with, or any benefits that may be provided by, Buyer or any of its ERISA Affiliates. Nothing herein shall be construed as an amendment to any Employee Benefit Plan for any purpose.

        7.6.    Domain Name Assignment.    Within five Business Days after the Closing Date, Seller will assist Buyer with the transfer to Buyer of all internet domain names that are Acquired Assets. Seller will cease using such internet domain names after the Closing.

        7.7.    Warranty Claims.    Seller acknowledges and agrees that any Liabilities in respect of customer warranty claims, including, but not limited to, costs of replacement, for products manufactured, produced, sold or provided by Seller prior to the Closing are not Assumed Liabilities. Notwithstanding the foregoing, to maintain customer satisfaction, Buyer will be entitled to process and service such warranty claims, including, without limitation, repairing, reworking and replacing any products in connection with a warranty claim, in a reasonable manner and substantially consistent with Seller's past practices, and Seller will promptly reimburse Buyer for the costs and expenses incurred in connection therewith.

        7.8.    Excluded Liabilities.    Seller will timely pay and fulfill its obligations under all Excluded Liabilities (except to the extent Seller contests such Excluded Liabilities in good faith by appropriate proceedings).

        7.9.    Assignment of Acquired Contracts.

          (a)   Prior to the Closing, Seller and Buyer shall: (i) use commercially reasonable efforts to cause, and to obtain consent to assignment for, each of the Acquired Contracts listed on Schedule 7.9(a)(i) to be assigned to Buyer or its designated Affiliate, and (ii) cause, and obtain consent to assignment for, each of the Acquired Contracts listed on Schedule 5.1(f) to be assigned to Buyer or its designated Affiliate. Upon any party's request, the other parties shall cooperate to obtain novations of any of the Acquired Contracts in lieu of assignment thereof; provided that Seller shall not be required to (x) make out of pocket payments other than commercially reasonable expenses in connection with the foregoing or (y) to compromise or waive any material right Seller may have with respect to such Acquired Contract.

          (b)   To the extent not obtained prior to Closing, (i) Seller shall use its commercially reasonable efforts to obtain consent to assignment for each of the Acquired Contracts following the Closing; (ii) Seller shall provide to Buyer the benefits of such Acquired Contract (including the right to enforce for the benefit of Buyer any and all rights of Seller or any Affiliate of any Seller against a third party thereunder) for the remaining term of such Acquired Contract and (iii) subject to the foregoing limitations, Buyer and Seller will cooperate with each other in any lawful and contractually permitted arrangements designed to provide to Buyer such benefits and obligations of the Acquired Contract for its term remaining as of the Closing Date, exclusive of any renewals or extensions; provided, however, that any actions taken pursuant to this Section 7.9(b) shall not involve any out-of-pocket payments by (x) Buyer or any of its Affiliates other than commercially reasonable expenses and otherwise as specifically and expressly provided by the terms of any contract related to an Acquired Contract entered into prior to the Closing Date, or (y) Seller or any of its Affiliates other than commercially reasonable expenses and otherwise as specifically and expressly provided by the terms of any contract related to an Acquired Asset. In connection with any such arrangements, Buyer and Seller will each abide by the terms and conditions set forth in the applicable Acquired Contract and, subject to the arrangement contemplated by this Section 7.9(b), will reimburse each other for payments made to or received from counterparties on behalf of each other pursuant to the terms of the applicable Acquired Contracts, will reasonably act to provide that the other party is put in the same economic position with respect to the Acquired Contract as if the relevant consent or other action had been obtained at the Closing. Once a consent or other action for the sale, assignment, assumption, transfer, conveyance, and delivery of an Acquired Contract is obtained or taken, Seller will promptly assign, transfer, convey, and deliver, or cause to be assigned, transferred, conveyed, and delivered, such Acquired Contract to Buyer, and subject to Sections 2.2 and 7.8, Buyer will assume all executory Liabilities arising or to be performed after the Closing under such Acquired Contracts as in existence on the date of such assignment, transfer, conveyance or delivery pursuant to such instruments as Buyer and Seller deem reasonably necessary to effect such transfer and assumption (which Buyer and Seller will jointly prepare, execute, and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

        7.10.    Excluded Assets.    Seller will remove all Excluded Assets from the Real Property as promptly as practicable following the Closing, but no later than thirty days following the Escrow Termination Date.

        7.11.    Consents; Regulatory Filings.

          (a)   Each party hereto shall use commercially reasonable efforts to obtain all licenses, permits, approvals, consents, qualifications and orders of Government Entities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents (including, without limitation, the permits, approvals and consents set forth on Schedule 5.1(e) or Schedule 5.1(f)), and will cooperate fully with each other in promptly seeking to obtain all such permits, authorizations, consents, orders and approvals.

          (b)   Within ten (10) Business Days after the date hereof, each party hereto shall make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act with respect to the Transaction, including, if required, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction. Each such filing shall request early termination of the waiting periods imposed by the HSR Act. All filing fees to be paid by Buyer or Seller in connection with filing Notification and Report Forms pursuant to the HSR Act shall equally by Buyer and Seller. To the extent any other antitrust or similar notification or consent is required from any other Government Entity, such filings and costs shall be undertaken and borne equally by Buyer and Seller.

          (c)   Seller and Buyer shall cooperate in good faith with each other in connection with any filings with any Government Entity (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and consider all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Government Entity under the HSR Act with respect to any such filing or any such transaction. Each such party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the Transaction. In addition, except as prohibited by Legal Requirements, each party hereto shall (i) promptly notify the other parties hereto of any communication to that party from any Government Entity relating to the approval or disapproval of the Transaction; and (ii) not participate in any meetings or substantive discussions with any Government Entity with respect thereto without consulting with and offering the other party a meaningful opportunity to participate in such meetings or discussions.

          (d)   The parties hereto agree to use commercially reasonable efforts to satisfy, prior to the Outside Date, any requirement, request or condition sought or imposed by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Government Entity acting under the HSR Act, in each case, relating in any way to the Transaction, where the failure to satisfy any such requirement, request or condition would delay, prevent or make illegal such timely consummation of the Transaction, including (i) taking commercially reasonable actions to comply with any request, directions, determinations, requirements or conditions of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Government Entity and (ii) taking commercially reasonable actions to remove or cause to be removed any direction, determination, requirement, injunction, order, condition or limitation, that prevents or would prevent, or that makes illegal, the timely consummation of the Transaction. Notwithstanding anything to the contrary in this Agreement, neither Buyer, Seller nor any of their respective Affiliates shall be required, in connection with the matters covered by this Section 7.11, (v) to pay any amounts (other than the payment of filing fees and expenses and fees of its counsel), (w) to commence or defend litigation, (x) to hold separate (including by trust or otherwise) or divest any of their respective Affiliates' businesses, product lines or assets, or any of the Acquired Assets, (y) to take any action or agree to any limitation on the operation or conduct of the Business or any other business or assets of Buyer, Seller or any of their respective Affiliates or (z) to waive any of the conditions to this Agreement set forth in Section 5.1.

          (e)   As promptly as reasonably practicable, but no later than five (5) Business Days after the date hereof, Buyer shall make or cause to be made all filings required to obtain an Alcohol Fuel Permit from the Alcohol and Tobacco Tax and Trade Bureau for the operation of the Facility.

ARTICLE 8
SURVIVAL AND INDEMNIFICATION

        8.1.    Survival of Covenants, Representations and Warranties.    (a) All covenants, representations and warranties of Seller shall survive Closing and shall continue and be limited as follows: (i) the representations and warranties set forth in Section 3.1 (Organization, Power and Authorization), Section 3.2 (Binding Effect and Noncontravention), Section 3.3 (Brokers), Section 3.9 (Title to Assets), and Section 3.14 (Real Property) (collectively, the "Fundamental Representations") shall survive indefinitely; (ii) the representations and warranties set forth in Section 3.11 (Tax Matters) and Section 3.16 (Employee Benefits) shall survive for a period of time equal to the statute of limitations applicable to such matter plus an additional sixty (60) days; (iii) the representations and warranties set forth in Section 3.12 (Environmental) shall survive the Closing for a period of three (3) years; (iv) all other representations and warranties and the covenants to be performed or complied with prior to Closing shall survive Closing for a period of eighteen (18) months; and (v) all other covenants shall survive Closing indefinitely or for such lesser period of time as may be specified therein; (b) all covenants, representations and warranties of Buyer shall survive Closing indefinitely or for such lesser period of time as may be specified therein; and (c) notwithstanding anything herein contained to the contrary, there shall be no time limitations on breaches of covenants, representations or warranties where the basis of the claim is fraud.

        8.2.    Indemnification Obligations of Seller.    From and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates, without duplication, from and against any Damages that Buyer or any of its Affiliates incur as a result of, arising out of or related to: (a) the breach of any of the representations and warranties made by Seller in this Agreement or any other Transaction Document; (b) the breach of any covenant made by Seller in this Agreement or any other Transaction Document; (c) any Liability of Seller that is not an Assumed Liability or Assumed Debt, including the Excluded Liabilities, and (d) items 1-3 on Schedule 3.12(a) of the Disclosure Schedule.

        8.3.    Indemnification Obligations of Buyer.    From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, without duplication, from and against any Damages that Seller or any of its Affiliates incur as a result of, arising out of or related to: (a) the breach of any of the representations and warranties made by Buyer in this Agreement or any other Transaction Document; (b) the breach of any covenant made by Buyer in this Agreement or any other Transaction Document; (c) the Assumed Liabilities; or (d) the Assumed Debt.

        8.4.    Limitations on Indemnification; Etc.

          (a)   With respect to any claims for indemnification under Section 8.2(a), the parties agree as follows: (i) subject to the applicable restrictions in Section 8.1, Seller shall fully indemnify Buyer and its Affiliates for any Damages as a result of the breach of any of the Fundamental Representations or the representation and warranties in Section 3.11 (Tax Matters) and (ii) for all indemnification claims made by Buyer and its Affiliates against Seller other than as a result of the breach of any of the Fundamental Representations or the representation and warranties in Section 3.11 (Tax Matters) (the "Nonfundamental Claims"), Seller will have no liability for indemnification until the aggregate of all Damages related to the Nonfundamental Claims exceeds $200,000.00, and then for all amounts claimed thereafter.

          (b)   For the avoidance of doubt, none of the limitations contained in Section 8.4(a) shall apply to or in any manner limit or restrict (i) any claim for Damages as a result of fraud by Seller, or (ii) any claims for indemnification under Sections 8.2(b), 8.2(c) or 8.2(d) of this Agreement.

          (c)   For the purposes of this Article 8, including the determination of any breach of any representation or warranty or the amount of Damages to which Buyer may be entitled to indemnification as a result thereof, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification or exception contained in or otherwise applicable to such representation or warranty.

        8.5.    Third Party Claims.

          (a)    Notice.    If any third party notifies any Indemnified Party of any matter that may give rise to a claim by such Indemnified Party for indemnification pursuant to Section 8.2 or Section 8.3 (a "Third Party Claim"), such Indemnified Party will give the Indemnifying Party from whom indemnification is sought written notice of such Indemnified Party's claim for indemnification within a reasonable period after the Indemnified Party receives written notice of such Third Party Claim, provided, however, that the failure of any Indemnified Party to give timely notice will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

          (b)    Control of Defense.    An Indemnifying Party, at its option, may defend the Indemnified Party against any Third Party Claim so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party for the Damages the Indemnified Party may suffer as a result of such Third Party Claim; (ii) the Third Party Claim does not involve Environmental Laws; (iii) the Third Party Claim involves only money Damages and does not seek an injunction or other equitable relief; (iv) the Indemnifying Party is not a party to the Third Party Claim such that the Indemnified Party determines in good faith that joint representation would be inappropriate; and (v) the Indemnifying Party diligently defends the Third Party Claim. If the Indemnifying Party defends against the Third Party Claim, the Indemnified Party may participate in the defense and employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Party's own expense.

          (c)    Settlement.    So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8.5(b): (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld); and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld). Unless and until the Indemnifying Party assumes and conducts the defense of the Third Party Claim in accordance with Section 8.5(b), the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without prejudicing its rights against the Indemnifying Party under this Article 8.

        8.6.    Characterization of Indemnity Payments.    Unless otherwise required by any Legal Requirements, the parties agree that any indemnification payments made pursuant to this Agreement will be treated for all Tax purposes as an adjustment to the Purchase Price, and no party shall take any position inconsistent with such characterization.

        8.7.    Use of Escrow Account.    Any and all indemnification amounts to be paid by Seller shall be first satisfied by amounts available in the Escrow Fund and paid pursuant to the terms of the Escrow Agreement.

        8.8.    Other Indemnification Matters.    Any claim for indemnification under this Article 8 must be asserted by providing written notice to the Indemnifying Party specifying the factual basis of the claim in reasonable detail (including all reasonably related backup information evidencing such claim) to the extent then known by the Person asserting the claim. The right to indemnification, payment of Damages or other remedy pursuant to this Article 8 will not be affected by the Indemnified Party's investigation with respect to, or any knowledge acquired (or capable of having been acquired) about, the accuracy or inaccuracy of or compliance with, any representation, warranty, agreement, covenant or obligation under this Agreement or any other Transaction Documents. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant, agreement or obligation.

        8.9.    Mitigation.    Each of the parties shall take commercially reasonable steps to mitigate their respective Damages upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

 ARTICLE 9
TERMINATION

        9.1.    Termination.    This Agreement may be terminated at any time prior to the Closing, upon the occurrence of any of the following:

          (a)   by mutual agreement of Seller and Buyer, in writing;

          (b)   by Seller, if:

              (i)  Buyer has breached any representation, warranty, agreement or obligation contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.2, and which breach cannot be cured on or prior to the Outside Date; or

             (ii)  the Transaction has not been consummated on or before the Outside Date; provided, however, Seller will not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(ii) if Seller' breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the Outside Date; or

            (iii)  there is any Legal Requirement restraining, enjoining or otherwise prohibiting the Transactions that shall have become final and nonappealable.

          (c)   or by Buyer, if:

              (i)  Seller has breached any representation, warranty, agreement or obligation contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.1, and which breach cannot be cured on or prior to the Outside Date;

             (ii)  the Transaction has not been consummated on or before the Outside Date; provided, however, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Buyer's breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the Outside Date;

            (iii)  the Members do not approve this Agreement and the Transaction contemplated hereby; or

            (iv)  there is any Legal Requirement restraining, enjoining or otherwise prohibiting the Transactions that shall have become final and nonappealable.

        9.2.    Effect of Termination.    In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith be terminated and there shall be no liability on the part of any party hereto except under the terms of the Confidentiality Agreement, and under Section 7.3 (Confidentiality), Article 8 (Survival and Indemnification), Article 9 (Termination) and Article 11 (Miscellaneous). Notwithstanding the foregoing, any party hereto shall be entitled to seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant of any other party contained in this Agreement. Nothing in this Section 9.2 shall relieve Buyer or Seller of any liability for willful breach of its covenants, agreements or other obligations contained in this Agreement prior to the date of valid termination.

ARTICLE 10
TAX MATTERS

        10.1.    Covenant Regarding Tax Matters.    Seller shall be solely responsible for the timely preparation and filing of all Tax Returns relating, and shall pay without any cost to the Buyer, any and all Taxes for which the Seller is or may be liable with respect to taxable periods of the Seller ending on or before the Closing Date (regardless of whether the filing of any Tax Return with respect thereto or payment of any amount in respect thereof is filed, paid or due before, on or after the Closing Date).

Any such Tax Return described in the preceding sentence filed after the Closing Date that reflects the activities of the Seller shall be prepared in a manner consistent with the past practice of the Seller. The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns.

        10.2.    Prorations.

          (a)   All real property Taxes, personal property Taxes, withholding Taxes, unemployment Taxes or ad valorem obligations and similar recurring Taxes and fees on the Business or sales Taxes collected for taxable periods beginning before, and ending after, the Closing Date (a "Straddle Period"), shall be prorated between the Buyer and the Seller as of the Closing Date. With respect to Taxes described in this Section 10.2, the Seller shall timely file all Tax Returns due on or before the Closing Date with respect to such Taxes and the Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes that are subject to proration under this Section 10.2 and if such payment includes the other party's share of such Taxes, then, upon remittance of a statement certifying the amount of Tax shown on such Tax Return allocable to the other party pursuant to Section 10.2(b), such other party shall promptly reimburse the remitting party for its share of such Taxes.

          (b)   In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date will be:

              (i)  in the case of Taxes that are either (A) based upon or related to income, wages or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances made pursuant to the transactions contemplated by this Agreement), deemed equal to the amount that would be payable if the taxable period ended on the Closing Date; and

             (ii)  in the case of Taxes imposed on a periodic basis with respect to the Acquired Assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on or before the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for any Straddle Period will be prorated based upon the method employed in this Section 10.2(b) taking into account the type of the Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 10.2(b) will be computed by reference to the level of such items on the Closing Date or the measurement date, whichever results in the lesser amount. All determinations necessary to effect the foregoing allocations will be made in a manner consistent with prior practice of Seller.

        10.3.    Cooperation on Tax Matters.    The Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article 10 and any proceeding related thereto. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

        10.4.    Tax Contests.    The procedures set forth in this Section 10.4 rather than Section 8.6 shall govern the contest or resolution of any claim, audit, investigation or proceeding relating to Taxes (a "Tax Proceeding"). If an Indemnified Party receives notice of a Tax Proceeding, which, if successful, might result in an indemnity payment pursuant to Article 8, the party receiving such notice shall promptly notify the Indemnifying Party of such Tax Proceeding; provided, however, that the failure by an Indemnified Party to provide prompt notification shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby in defending such Tax Proceeding. Seller shall control all Tax Proceedings related to Taxes that are Excluded Liabilities (other than Taxes relating to a Straddle Period) and shall have the right to make all decisions in connection with such Tax Proceedings, including, without limitation, the decision to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority, or to pay the Tax claimed, sue for a refund or contest the disputed Tax in any legally permissible manner; provided, however, that Seller shall not take any position with respect to any of the foregoing that would reasonably be expected to have an adverse effect on Buyer without consultation with and prior written consent of Buyer. In lieu of such consent, Buyer shall have the right to participate in such Tax Proceedings with counsel of its choosing and at its expense. Buyer shall control Tax Proceedings relating to the Taxes covered by Section 10.2 and the Tax Returns related thereto; provided, however, that Seller, upon timely notification to Buyer, may elect to participate in such Tax Proceedings with counsel of its choosing and at its expense. In the event that Seller does not elect to participate in such Tax Proceedings, Buyer shall keep Seller apprised of all major developments with respect to such Tax Proceedings and shall not settle the claims or assessments that are the subject of such Tax Proceedings without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

        10.5.    Certain Taxes.    All state deed tax incurred in connection with this Agreement or the Transaction shall be paid by Seller when due, and all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transaction shall be paid one-half by the Buyer and one-half by the Seller, when due, and the parties shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to all such state deed tax, transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by Legal Requirements, the parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

        10.6.    Refunds.    Any refund or credit, including any interest actually received with respect thereto, (a) relating to Taxes that are Excluded Liabilities will be the property of Seller, and if received by Buyer, will be paid over to Seller within a reasonable time, and (b) relating to Taxes paid after the Closing Date will be the property of Buyer, and if received by Seller will be paid over to Buyer within a reasonable time. In the case of any refunds or credits attributable to Taxes prorated pursuant to Section 10.2 of this Agreement, such refunds or credits shall be allocated between Seller and Buyer in proportion to the amount of Tax paid by each party to which such refunds or credits relate.

ARTICLE 11
MISCELLANEOUS

        11.1.    Public Announcements.    Except as may otherwise be mutually agreed to by Seller and Buyer: (i) the terms of this Agreement shall not be disclosed or otherwise made available to the public, (ii) no party shall make, or cause or permit to be made by any of such party's Affiliates, any press release, public announcement or announcement to any third party or otherwise communicate with any news media or any third party in respect of this Agreement or the transactions contemplated by this Agreement, and (iii) copies of this Agreement shall not be publicly filed or otherwise made available to the public, except, in each case, where such disclosure, availability or filing is required by (x) applicable Legal Requirements or (y) GAAP in preparation of financial statements, and then only to the extent required by such Legal Requirements or GAAP. Nothing herein shall prevent any party from responding to direct inquiry regarding the Transaction received from any Government Entity. Further, each party will be permitted, after written notice and consultation with the other party, to correct any false or misleading information which may become public concerning the Transactions.

        11.2.    Transaction Expenses.    Buyer, on the one hand, and Seller, on the other hand, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transaction. Buyer and Seller shall each pay one-half the filing fees and costs required under the HSR Act.

        11.3.    Amendments.    No amendment, modification or waiver of this Agreement will be effective unless made in writing and signed by the party to be bound thereby. No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any party.

        11.4.    Successors and Assigns.    All covenants and agreements set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties. No party may assign this Agreement nor any of its rights, interests or obligations hereunder without the prior written consent of the other parties, provided, however, that Buyer may assign any or all of its rights, interests and obligations hereunder: (i) to one or more of its Affiliates; (ii) for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder; and (iii) to any subsequent purchaser of Buyer, or any material portion of its assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise).

        11.5.    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.

        11.6.    Jurisdiction.

          (a)   Each party irrevocably submits to the jurisdiction of: (a) the state courts located in the State of Minnesota and (b) the United States District Court for the District of Minnesota, for the purposes of any action or proceeding arising out of this Agreement or the Transaction. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 11.8 shall be effective service of process for any action or proceeding in the State of Minnesota with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the Transaction in (i) a state court located in the State of Minnesota, or (ii) a United States District Court located in the State of Minnesota, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF

  SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6(b).

        11.7.    Service of Process.    Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.6 in any such proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.8. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

        11.8.    Notices.    All demands, notices, communications and reports provided for in this Agreement will be in writing and will be sent by facsimile with confirmation to the number specified below, personally delivered, sent by reputable overnight courier service (delivery charges prepaid), or sent by registered or certified mail (postage prepaid) to the address specified below, or at such address as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section 11.8.

        If to Seller:

    Heron Lake BioEnergy, LLC
    91246 390th Avenue
    Heron Lake, MN 56137
    Attn: Chief Executive Officer
    Facsimile No.: 507-793-0078

        with a copy to:

    Lindquist & Vennum PLLP
    4200 IDS Center
    80 South 8th Street
    Minneapolis, MN 55402
    Attention: Michael Weaver
    Facsimile No.: 612-371-3285

        If to Buyer:

    Guardian Energy Heron Lake, LLC
    4745 380th Avenue
    Janesville, MN 56048
    Attention: Don Gales
    Facsimile No.: (507) 234-5011

        with a copy to:

    Leonard, Street and Deinard, P.A.
    150 South Fifth Street Suite 2300
    Minneapolis, MN 55402
    Attention: Jill R. Radloff
    Facsimile No.: (612) 335-1657

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile, on the second Business Day after deposit with a reputable overnight courier service, or on the fifth Business Day after being sent by registered or certified mail, as the case may be.

        11.9.    Schedules and Exhibits.    The exhibits and schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

The Disclosure Schedule includes references to the particular section of the Agreement that relates to each disclosure. Any disclosure which may be applicable to another section of this Agreement will be deemed to be made with respect to such other section only if reasonably apparent from the face of such disclosure, regardless of whether or not a specific cross reference is made thereto; provided, however, that no disclosure will be deemed adequate to disclose an exception to a representation or warranty unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

        11.10.    Counterparts; Electronic Transmission of Signatures.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or e-mail of a PDF file will be equally as effective as delivery of an original executed counterpart of this Agreement.

        11.11.    No Third Party Beneficiaries.    Except as otherwise expressly provided in this Agreement, no Person which is not a party will have any right or obligation pursuant to this Agreement.

        11.12.    Headings.    The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

        11.13.    Entire Agreement.    This Agreement (including the exhibits and schedules referred to herein) along with the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the parties relating to the subject matter hereof, and all other prior understandings, whether written or oral are superseded by this Agreement, and all other prior understandings, and all related agreements and understandings are terminated.

        11.14.    Severability.    In case any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

        11.15.    Construction.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        11.16.    Exclusive Remedy.

          (a)   Buyer and Seller acknowledge and agree that, if the Closing occurs, the indemnification provisions of Article 8 and the provisions of the Escrow Agreement shall be the sole and exclusive remedies of the parties hereto for any obligations or liabilities under this Agreement or any other Transaction Document or for any claim (whether in contract or tort, in law or in equity or otherwise), liability or any other obligation arising under, based on, in respect of, in connection with, or by reason of, this Agreement or the Transaction, including its negotiation and/or execution; provided, however, that nothing contained in this Agreement or any other Transaction Document shall relieve or limit the liability of any party from any liability or Damages arising out of or resulting from such party's fraud or willful misconduct in connection with the Transactions, or a breach by Seller of the warranties of title to the Real Property contained in the Deed; and provided further, that to the extent Seller has any Directors' and Officers' insurance policy that would provide coverage to Buyer or its Affiliates for any Liability related to any claim or action by a member of Seller regarding this Agreement, any other Transaction Document, or the Transaction, then nothing herein shall prevent Buyer or its Affiliates from making a claim against such coverage.

          (b)   Notwithstanding anything herein to the contrary, if any of the provisions of this Agreement or any of the other Transaction Documents are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or in equity.

* * * * *

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:			SELLER:
GUARDIAN ENERGY HERON LAKE, LLC			HERON LAKE BIOENERGY, LLC
By:	/s/ DONALD GALES		By:	/s/ ROBERT J. FERGUSON
	Name:	Don Gales		Name:	Robert J. Ferguson
	Title:	Chief Executive Officer		Title:	Chief Executive Officer

EXHIBITS AND SCHEDULES

[The following exhibits and schedules are omitted from the copy of this agreement as filed with the Securities and Exchange Commission, but will be furnished supplementally by Heron Lake BioEnergy, LLC to the Commission upon request:

Exhibit A	Bill of Sale
Exhibit B	Escrow Agreement
Exhibit C	Net Working Capital
Exhibit D	Warranty Deed and Certificate of Real Estate Value

Schedules

1.1	Other Acquired Assets
1.2	Acquired Contracts
1.3	Assumed Debt
1.4	Assumed Liabilities
1.5	Excluded Assets
1.6	Excluded Contracts
1.7	Permitted Liens
1.8	Tangible Personal Property
2.3(b)(i)	Debts and Liens
3.1	Authorizations (Seller)
3.2(b)(iii)	Noncontravention (Seller)
3.2(b)(v)	Third Party Consents (Seller)
3.4	Capitalization (Seller)
3.5	Subsidiaries (Seller)
3.8	Subsequent Events (Seller)
3.10	Compliance with Laws (Seller)
3.11(e)	Types of Taxes Paid (Seller)
3.12(a)	Environmental Matters
3.12(b)	Environmental Reports
3.12(c)	Environmental Hazards
3.13(a)	Intellectual Property—Not Owned
3.13(c)	Intellectual Property—Business
3.14(a)	Real Property
3.14(b)	Real Property—Other Exceptions
3.14(d)	Real Property—Other Encumbrances
3.15	Litigation
3.16(a)	Employee Benefit Plans
3.16(d)	Employee Payables
3.17	Insurance
3.18(a)	Contracts
3.20	Affiliate Transactions
3.21	Inventory
3.22	Permits and Licenses (Seller)
3.23	"AS-IS" Tangible Assets
3.26	Customers and Suppliers
3.27	Vehicles
5.1(e)	Permits and Licenses (Buyer)
5.1(f)	Required Third-Party Consents (Seller)
5.1(l)	Schedule of Principles for Gavilon Documents Pricing
6.2(a)	Capital Expenditures
6.8	Notices and Reports
7.9(a)(i)	Assignment of Acquired Contract]

QuickLinks

  Exhibit 2.2
ASSET PURCHASE AGREEMENT
BACKGROUND
ARTICLE 1 DEFINITIONS
ARTICLE 2 PURCHASE AND SALE OF ACQUIRED ASSETS
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE 5 CONDITIONS TO THE CLOSING
ARTICLE 6 COVENANTS OF SELLER PENDING CLOSING
ARTICLE 7 COVENANTS
ARTICLE 8 SURVIVAL AND INDEMNIFICATION
ARTICLE 9 TERMINATION
ARTICLE 10 TAX MATTERS
ARTICLE 11 MISCELLANEOUS
EXHIBITS AND SCHEDULES